Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

CENTENE CORPORATION,

MAYFLOWER MERGER SUB, INC.

and

MAGELLAN HEALTH, INC.

Dated as of January 4, 2021

TABLE OF CONTENTS

Page

Article I

THE MERGER

i

Article IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Article V

COVENANTS

ii

Article VI

CONDITIONS TO THE MERGER

Section 6.1	Conditions to Obligations of Each Party	64
Section 6.2	Conditions to Obligations of Parent and Merger Sub	64
Section 6.3	Conditions to Obligations of the Company	65

Article VII

TERMINATION

Section 7.1	Termination	66
Section 7.2	Effect of Termination	68
Section 7.3	Termination Fees; Expense Reimbursements	68

Article VIII

MISCELLANEOUS

Exhibits

Exhibit A	Required Filings and Required Consents
Exhibit B	Parent Knowledge Persons
Exhibit C	Company Knowledge Persons

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 4, 2021 (this “Agreement”), is made and entered into by and among Centene Corporation, a Delaware corporation (“Parent”), Mayflower Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Magellan Health, Inc., a Delaware corporation (the “Company” and, together with Parent and Merger Sub, the “Parties”).

RECITALS:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions hereof;

WHEREAS, it is proposed that, on the terms and subject to the conditions hereof, Merger Sub merge with and into the Company, with the Company continuing as the Surviving Corporation;

WHEREAS, the Company Board unanimously has (a) approved and declared advisable this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (b) determined that the terms hereof, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company Stockholders, (c) directed that this Agreement be submitted to the Company Stockholders for adoption and (d) resolved to recommend that the Company Stockholders adopt this Agreement;

WHEREAS, the board of directors of Merger Sub unanimously has (a) approved and declared advisable this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (b) determined that the terms hereof, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, Merger Sub and its stockholder, (c) directed that this Agreement be submitted to its stockholder and (d) resolved to recommend to its stockholder the adoption of this Agreement;

WHEREAS, immediately following the execution hereof, Parent, as sole stockholder of Merger Sub, will adopt this Agreement; and

WHEREAS, as a material inducement to Parent and Merger Sub to enter into this Agreement, simultaneously with the execution hereof, certain Company Stockholders are entering into a merger support agreement with Parent and Merger Sub.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements hereunder, and intending to be legally bound hereby, the Parties agree as follows:

Article I

THE MERGER

Section 1.1     Closing. The Parties shall consummate the Merger (the “Closing”) electronically (including by email) by the exchange of required closing deliveries at 8:00 a.m. on the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions in Article VI (except for any condition that by its nature is to be satisfied at the Closing but subject to the satisfaction or waiver of any such condition), unless another date, time or place is agreed to in writing by Parent and the Company. As used herein, “Closing Date” means the date on which the Closing occurs.

Section 1.2     The Merger.

(a)            Surviving Corporation. On the terms and subject to the conditions hereof, and in accordance with General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

(b)            Effective Time. At the Closing, the Company shall file with the Secretary of State of the State of Delaware a certificate of merger for the Merger (the “Certificate of Merger”), duly executed in accordance with, and in such form as required by, the DGCL. The Merger shall become effective at the time the Company duly files the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

(c)            Effects of the Merger. The Merger shall have the effects provided herein and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the Liabilities of the Company and Merger Sub.

(d)            Certificate of Incorporation and Bylaws. At the Effective Time, (i) the certificate of incorporation of the Surviving Corporation shall be amended and restated to be the same as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Magellan Health, Inc.” and (ii) the bylaws of the Surviving Corporation shall be amended and restated to be the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Magellan Health, Inc.”

(e)            Directors and Officers of the Surviving Corporation. As of the Effective Time, (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Article II

EFFECT ON THE CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1     Effect on Capital Stock of the Company and Merger Sub.

(a)            At the Effective Time, by virtue of the Merger and without any action by any Party or any other Person (including the Company Stockholders):

(i)            all shares of Company Common Stock that are owned of record or Beneficially Owned by Parent, Merger Sub or the Company (including as treasury stock or otherwise), and, in each case, not held on behalf of third parties, immediately prior to the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor;

(ii)           each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for shares of Company Common Stock to be canceled under Section 2.1(a)(i), Appraisal Shares, Company RSAs and Company Director RSAs) (each, a “Converted Share”) shall be automatically canceled and shall cease to exist and shall be converted into the right to receive $95.00 in cash, without interest (the “Merger Consideration”); and

(iii)          each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)            As of the Effective Time, each holder of (i) a certificate that immediately prior to the Effective Time represented any share of Company Common Stock (each, a “Certificate”) or (ii) any share of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights related thereto, except, with respect to Converted Shares, the right to receive the Merger Consideration (subject to Section 2.3 and compliance with Section 2.4), and, with respect to Company RSAs and Company Director RSAs, as provided in Section 2.6(c) and Section 2.6(d), respectively.

Section 2.2     Certain Adjustments. Notwithstanding anything herein to the contrary, if, from and after the date hereof until the earlier of (a) the Effective Time and (b) any termination hereof under Article VII, the outstanding shares of Company Common Stock are changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend thereon shall be declared with a record date within such period, then the Merger Consideration and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Common Stock (including Company Equity Awards) the same economic effect as contemplated by Section 2.1 and Section 2.6 prior to such event. Nothing in this Section 2.2 shall permit any Party to take any action that is otherwise prohibited or restricted by any other provision hereof.

Section 2.3     Appraisal Shares. As used herein, “Appraisal Share” means any share of Company Common Stock that is outstanding immediately prior to the Effective Time and that is held by any Person who is entitled to demand and properly demands appraisal of such share of Company Common Stock in accordance, and who complies in all respects, with Section 262 of the DGCL (“Section 262”). At the Effective Time, (a) by virtue of the Merger and without any action on the part of any Party or any other Person (including the Company Stockholders), each Appraisal Share shall be automatically canceled and shall cease to exist and (b) each holder of an Appraisal Share shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Share under Section 262; provided, however, that, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 for such Appraisal Share, (i) the right of such holder to be paid the fair value of such Appraisal Share shall cease, such Appraisal Share shall cease to be an Appraisal Share and shall be referred to herein as a “Subsequently Converted Share” and (ii) such Subsequently Converted Share shall be deemed to be a Converted Share. The Company shall provide prompt written notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments served under Section 262. Parent shall have the right to participate in and direct and control all negotiations and Actions related to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment related to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL or agree to do any of the foregoing.

Section 2.4     Exchange of Company Common Stock.

(a)            Prior to the Effective Time, Parent shall enter into a customary paying agent agreement with Broadridge Financial Solutions, Inc. or another financial institution designated by Parent and reasonably acceptable to the Company (the “Paying Agent”).

(b)            (i) At or prior to the Effective Time, Parent shall deposit with the Paying Agent an amount of cash necessary to pay the aggregate amount of Merger Consideration under Section 2.1(a)(ii) (the “Payment Fund”). If any Appraisal Share becomes a Subsequently Converted Share, Parent shall deposit with the Paying Agent, for addition to the Payment Fund, the aggregate amount of cash into which such Subsequently Converted Shares were converted into a right to receive under Section 2.1(a)(ii) and Section 2.3. The Parties intend that the Paying Agent shall deliver the Merger Consideration to the holders of Converted Shares and Subsequently Converted Shares out of the Payment Fund under the paying agent agreement contemplated by Section 2.4(a). Except as provided in Section 2.4(h), the Parties intend that the Payment Fund shall not be used for any other purpose.

(c)            Exchange Procedures.

  (i)            Certificates. Parent shall cause the Paying Agent to mail, as soon as reasonably practicable (and in no event more than four (4) Business Days) after the Effective Time, to each holder of record of a Certificate representing Converted Shares, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of such Certificates to the Paying Agent (or affidavits of loss in lieu thereof under Section 2.4(g)) and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration. Prior to such mailing, Parent shall cause the Paying Agent to provide the Company with a reasonable opportunity to comment on the form of such letter of transmittal and such instructions. Upon surrender of such Certificate for cancellation to the Paying Agent (or affidavits of loss in lieu thereof under Section 2.4(g)), together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Paying Agent to pay and deliver in exchange thereof as promptly as reasonably practicable, cash in an amount equal to the Merger Consideration multiplied by the number of shares of Company Common Stock previously represented by such Certificate, and such Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name such Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax was paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate hereunder.

  (ii)           Book-Entry Shares. Notwithstanding anything herein to the contrary, any holder of a Book-Entry Share that is a Converted Share shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent. In lieu thereof, each holder of record of one (1) or more Book-Entry Shares that are Converted Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, cash in an amount equal to the Merger Consideration, multiplied by the number of Converted Shares previously represented by such Book-Entry Shares. No interest shall be paid or accrue on any cash payable upon conversion of any Book-Entry Shares.

(d)            The Merger Consideration issued and paid under this Article II upon the surrender of the Certificates that represent Converted Shares (or, automatically, in the case of the Book-Entry Shares that are Converted Shares) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e)            Any portion of the Payment Fund that remains undistributed to the former holders of Company Common Stock for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for the Merger Consideration. Any portion of the Merger Consideration provided to the Paying Agent under Section 2.4(b) to pay for any Subsequently Converted Share shall be delivered to Parent promptly (and in any event within two (2) Business Days) of Parent’s demand to the Paying Agent therefor; provided that, in such case, until twelve (12) months after the Effective Time, Parent shall make available to the Paying Agent, as needed, the Merger Consideration to be delivered for such Subsequently Converted Share.

(f)             None of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any Person for any cash from the Payment Fund properly delivered to a public official under any applicable abandoned property, escheat or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(g)            In the event any Certificate representing Converted Shares has been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation related to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect thereof had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.

(h)            The Paying Agent shall invest the cash included in the Payment Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Common Stock. Any interest, gains and other income resulting from such investments (net of any losses) shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains and other income shall accrue to the benefit of holders of Company Common Stock; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to this Article II. If for any reason (including losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(i)             Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person under this Agreement such amounts as required to be deducted and withheld from such payment under applicable Law related to Taxes and Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required by applicable Law. Any amount deducted or withheld under this Section 2.4(i) and paid over to the appropriate taxing authority shall be treated as having been paid to the Person for which such deduction or withholding was made. Other than with respect to any consideration or other amounts payable pursuant to Section 2.6, Parent, the Surviving Corporation or the Paying Agent, as the case may be, shall use commercially reasonable efforts to provide the Company (or other applicable Person) advance notice of any anticipated deduction or withholding and to cooperate with the Company to reduce or eliminate any amounts that would otherwise be deducted or withheld.

Section 2.5     Further Assurances. If, at any time after the Effective Time, the Surviving Corporation determines that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any right, property or asset of either of the Company or (if applicable) Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the agents of the Surviving Corporation shall be authorized to take all such actions as any such agents deems necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes hereof.

Section 2.6     Company Equity Awards; Company ESPP.

(a)            Company Options. As of the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time shall be converted into a stock option (each, an “Adjusted Option”) with the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the LTI Retirement Policy) and relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded down to the nearest whole share. The exercise price per share of Parent Common Stock subject to any such Adjusted Option will be an amount equal to the quotient of (1) the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Effective Time divided by (2) the Stock Award Exchange Ratio, with any fractional cents rounded up to the nearest whole cent. The exercise price per share of Parent Common Stock subject to any such Adjusted Option and the number of shares of Parent Common Stock subject to any such Adjusted Option will be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Company Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.

(b)            Company PSUs. As of the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall be converted into a restricted stock unit (each, an “Adjusted PSU”) with the same terms and conditions as were applicable to such Company PSU immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the LTI Retirement Policy, but except that the performance-based vesting conditions applicable to such Company PSU immediately prior to the Effective Time shall not apply from and after the Effective Time), and relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company PSU based on the achievement of the applicable performance metrics at the target level of performance, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded to the nearest whole share. Any accrued but unpaid dividend equivalents in connection with any Company PSU will be assumed and become an obligation in connection with the applicable Adjusted PSU.

(c)            Company RSAs. As of the Effective Time, each Company RSA that is outstanding immediately prior to the Effective Time shall be converted into a restricted share (each, an “Adjusted RSA”) with the same terms and conditions as were applicable to such Company RSA immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the LTI Retirement Policy) and relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSA immediately prior to the Effective Time, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded to the nearest whole share.

(d)            Company Director RSAs. As of the Effective Time, each Company Director RSA that is outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive the Merger Consideration. The Merger Consideration payable pursuant to this Section 2.6(d) shall be paid to the holders of such Company Director RSAs as soon as practicable following the Effective Time and in no event later than five (5) Business Days following the Effective Time.

(e)            Company RSUs. As of the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall be converted into a restricted stock unit (each, an “Adjusted RSU”) with the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the LTI Retirement Policy) and relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded to the nearest whole share. Any accrued but unpaid dividend equivalents in connection with any Company RSU will be assumed and become an obligation in connection with the applicable Adjusted RSU.

(f)             Company PCUs. As of the Effective Time, each Company PCU that is outstanding immediately prior to the Effective Time shall be converted into a phantom cash unit (each, an “Adjusted PCU”) with the same terms and conditions as were applicable to such Company PCU immediately prior to the Effective Time (including double-trigger vesting and all other provisions set forth under the applicable award agreements and the LTI Retirement Policy) and relating to the number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock underlying such Company PCU immediately prior to the Effective Time, multiplied by (ii) the Stock Award Exchange Ratio, with any fractional shares rounded to the nearest whole share.

(g)            Company ESPP. As soon as practicable following the date hereof, the Company shall take all actions as may be reasonably required to provide that (i) the Offering Period (as defined in the Company ESPP) in effect as of the date hereof shall be the final Offering Period (such period, the “Final Offering Period”) and no further Offering Period shall commence pursuant to the Company ESPP after the date hereof, and (ii) each individual participating in the Final Offering Period on the date hereof shall not be permitted to (1) increase his or her payroll contribution rate pursuant to the Company ESPP from the rate in effect when the Final Offering Period commenced or (2) make separate non-payroll contributions to the Company ESPP on or following the date hereof. Prior to the Effective Time, the Company shall take all actions that may be reasonably necessary to (A) cause the Final Offering Period, to the extent that it would otherwise be outstanding at the Effective Time, to be terminated no later than five (5) Business Days prior to the date on which the Effective Time occurs, (B) make any pro rata adjustments that may be necessary to reflect the Final Offering Period, but otherwise treat the Final Offering Period as a fully effective and completed Offering Period for all purposes pursuant to the Company ESPP and (C) cause the exercise (as of no later than five (5) Business Days prior to the date on which the Effective Time occurs) of each outstanding purchase right pursuant to the Company ESPP. On such exercise date, the Company shall apply the funds credited as of such date pursuant to the Company ESPP within each participant’s payroll withholding account to the purchase of whole shares of Company Common Stock in accordance with the terms of the Company ESPP, and such shares of Company Common Stock shall be entitled to the Merger Consideration in accordance with Section 2.1. Immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger), the Company shall terminate the Company ESPP.

(h)            Company Actions. Prior to the Effective Time, the Company Board or a committee thereof with necessary authority shall take actions (including adopting resolutions) as may be reasonably necessary to provide for or give effect to the transactions contemplated by this Section 2.6. Prior to any such adoption, the Company shall provide Parent with drafts, and a reasonable opportunity to comment upon, of all such resolutions.

(i)             Company Stock Plan Termination. If requested no later than ten (10) days prior to the Closing Date, the Company Board or a committee thereof shall take actions (including adopting resolutions) as may be reasonably necessary to terminate the Company Stock Plans effective as of immediately prior to, but subject to the occurrence of, the Effective Time.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (x) the Company Disclosure Schedule (subject in all respects to Section 8.14(k)) or (y)(1) the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Company 10-K”) or (2) the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K filed from and after the date of the filing of the 2019 Company 10-K to the date prior to the date hereof (collectively, with the 2019 Company 10-K, the “Pre-Signing Company Reports”) (excluding, in each case, any (I) risk factor disclosure that is contained solely in any “Risk Factors” section of any such Pre-Signing Company Report or any disclosure in any “qualitative and quantitative disclosure about market risk” section, any “forward-looking statements” or similar disclaimer or any other disclosure included in any such Pre-Signing Company Report that is predictive or forward-looking in nature and (II) exhibit to any such Pre-Signing Company Report) (provided, however, that any disclosure in any such report shall not qualify any of the representations and warranties in Sections 3.1(a), 3.2(a) and (b), 3.3, 3.4, 3.22 or 3.23 or in the first sentence of each of Sections 3.2(d), 3.8(d), 3.9(a), 3.14(a) and 3.15(a)), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1     Organization; Good Standing; Corporate Power; Company Subsidiaries.

(a)            The Company is a corporation duly incorporated, validly existing and in good standing in accordance with the Laws of the State of Delaware and has the requisite corporate power and authority to own or lease, as applicable, and operate its assets and to carry on its business as currently conducted. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary.

(b)            Prior to the date hereof, the Company has made available to Parent correct and complete copies of its Constituent Documents that are in effect on the date hereof. The Company’s Constituent Documents are in full force and effect, and the Company is not in violation of any of its Constituent Documents.

(c)            Section 3.1(c) of the Company Disclosure Schedule lists all of the Company Significant Subsidiaries as of the date hereof, including each Company Significant Subsidiary’s jurisdiction of incorporation, formation or organization. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Significant Subsidiary is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized or formed and is validly existing and in good standing in accordance with the Laws of the jurisdiction of its incorporation, formation or organization, as the case may be, and has the requisite corporate or other entity power and authority, as the case may be, to own, lease and operate its assets and to carry on its business as currently conducted. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Significant Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary. As used herein, “Company Subsidiary” means each Subsidiary of the Company and together with the Company, the “Company Entities,” and “Company Significant Subsidiary” means any Subsidiary of the Company that constitutes a “significant subsidiary” of the Company within the meaning of rule 1-02 of Regulation S-X.

(d)            Prior to the date hereof, the Company has made available to Parent correct and complete copies of each Company Significant Subsidiary’s Constituent Documents that are in effect on the date hereof. Each Company Significant Subsidiary’s Constituent Documents are in full force and effect, and no Company Significant Subsidiary is in violation of any of its Constituent Documents.

Section 3.2              Company Capitalization.

(a)            The authorized capital stock of the Company is (i) 100,000,000 shares of Company Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”).

(b)            As of the close of business on December 28, 2020 (the “Capitalization Date”), there were (i) 25,887,446 shares of Company Common Stock issued and outstanding (of which, 37,338 were Company RSAs and 16,976 were Company Director RSAs), (ii) no shares of Company Preferred Stock issued or outstanding, (iii) 29,662,276 shares of Company Common Stock owned by the Company as treasury stock, (iv) 1,792,186 shares of Company Common Stock subject to issuance under outstanding awards and rights under the Company Stock Plans and Company ESPP (excluding Company RSAs, Company Director RSAs and Company PCUs), of which (1) 1,045,283 shares of Company Common Stock related to outstanding Company Options, (2) 278,945 shares of Company Common Stock related to outstanding Company PSUs (assuming achievement of the applicable performance metrics at the target level), (3) 434,856 shares of Company Common Stock related to outstanding Company RSUs, and (4) 33,102 shares of Company Common Stock subject to outstanding purchase rights under the Company ESPP (assuming purchase on the Capitalization Date based on the closing price per share of Company Common Stock on July 1, 2020, the beginning of the offering period), and (v) 1,951,901 shares of Company Common Stock reserved for issuance for future awards under the Company Stock Plans. Since the close of business on the Capitalization Date through the date hereof, the Company has not issued or granted any Company Equity Awards, and the Company has not issued any shares of Company Common Stock, except in satisfaction of the vesting, exercise or settlement of (in each case, under their respective terms) any Company Equity Awards, in each case, that were outstanding as of the close of business on the Capitalization Date (such shares of Company Common Stock, together with the outstanding Equity Securities of the Company described by the foregoing clauses (i)–(v), the “Outstanding Company Equity Securities”). Section 3.2(b) of the Company Disclosure Schedule lists all outstanding Company Equity Awards as of the close of business on the Capitalization Date, including (A) the holder thereof (by employee ID number), (B) the type of award and number of shares of Company Common Stock related thereto (and, if applicable, assuming achievement of the applicable performance metrics at the target level), (C) the name of the Company Stock Plan under which the award was granted, (D) the date of grant and vested status and (E) if applicable, the exercise price and term. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or other antidilutive rights. Except for the Outstanding Company Equity Securities and Equity Securities of the Company issued or reserved for issuance on or after the date hereof to the extent permitted by Section 5.1, no Equity Securities in the Company are issued, reserved for issuance or outstanding.

(c)            Except for acquisitions, or deemed acquisitions, of Company Common Stock or other Equity Securities in the Company in connection with (i) required Tax withholding in connection with the vesting of Company Equity Awards and (ii) forfeitures of Company Equity Awards, no Company Entity has any obligation to repurchase, redeem or otherwise acquire any Equity Securities in any Company Entity.

(d)            There is no Indebtedness of any Company Entity providing any holder thereof with the right to vote (or convertible into, or exchangeable for, Equity Securities providing the holder thereof with the right to vote) on any matters on which Company Stockholders or any holder of Equity Securities in any Company Entity may vote. Other than Contracts with holders of Company Common Stock imposing restrictions in favor of the Company, there are no stockholder agreements, voting trusts or other Contracts to which any Company Entity is a party related to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any Equity Securities in any Company Entity.

(e)            The Company owns of record or Beneficially Owns all of the outstanding Equity Securities in each Company Subsidiary, and all of the outstanding Equity Securities in each Company Subsidiary are owned of record by a Company Entity, in each case, free and clear of any Lien thereon (other than Permitted Liens). All outstanding Equity Securities in the Company Subsidiaries have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or other antidilutive rights. Except for the outstanding Equity Securities in the Company Subsidiaries, the passive ownership, in the Ordinary Course of Business, of Equity Securities listed on a national securities exchange or Equity Securities held by any employee benefit plan of the Company or any Company Subsidiary or any trustee, agent or other fiduciary in such capacity under any such employee benefit plan, no Company Entity owns of record or Beneficially Owns any Equity Securities in any Person. No Company Entity is obligated to form or participate in, provide funds to or make any loan, capital contribution, guarantee, credit enhancement or other investment in, any Person (except for any Company Subsidiary that is wholly owned by one (1) or more Company Entities).

Section 3.3              Authority; Execution and Delivery; Enforceability; State Takeover Statutes; No Rights Plan.

(a)            The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform or comply with its covenants and agreements hereunder and, subject to the adoption hereof by the holders of a majority of the outstanding shares of Company Common Stock that are entitled to vote thereon at the Company Stockholders Meeting (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby. The Company’s execution and delivery hereof, performance of and compliance with its covenants and agreements hereunder and, assuming, for the Merger, obtainment of the Company Stockholder Approval, consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the Company’s part. The Company has duly executed and delivered this Agreement and, assuming Parent’s and Merger Sub’s respective due authorization, execution and delivery hereof, this Agreement is the Company’s legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally, by general equitable principles (regardless of whether enforcement is sought in a proceeding of law or in equity) or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought (the “Bankruptcy and Equitable Exceptions”). The Company Stockholder Approval is the only approval of holders of any shares of Company Capital Stock or any Equity Securities in any Company Entity necessary to adopt this Agreement and approve the Merger or the other transactions contemplated hereby.

(b)            At a meeting duly called and held, the Company Board unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (ii) determining that the terms hereof, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and the Company Stockholders, (iii) directing that this Agreement be submitted to the Company Stockholders for adoption and (iv) resolving to recommend that the Company Stockholders adopt this Agreement (the “Company Recommendation”). Subject to Section 5.4, the Company Board has not rescinded, modified or withdrawn such resolutions in any way. No restrictions on business combinations in any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (collectively, “Takeover Laws”) are applicable to the Merger or the other transactions contemplated hereby. The Company is not a party to any stockholder rights plan, “poison pill,” antitakeover plan or other similar agreement or device that is applicable to the Merger.

Section 3.4             No Conflicts; Consents and Approvals.

(a)            The Company’s execution and delivery hereof do not, the Company’s performance of its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, (i) conflict with or violate the Constituent Documents of the Company or any of the Company Significant Subsidiaries, (ii) subject to making the Filings and obtaining the Consents contemplated by Section 3.4(b) and obtainment of the Company Stockholder Approval, violate any applicable Law or (iii) breach, result in the loss of any benefit under, be a default (or an event that, with or without notice or lapse of time, or both, would be a default) under, result in the termination, cancellation or amendment of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien on any of the respective properties or assets of a Company Entity under, any Company Material Contract to which any Company Entity is a party or by which any asset of a Company Entity is bound or affected, except, in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

(b)            The Company’s execution and delivery hereof do not, the Company’s performance of its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, require any Company Entity to make any registration, declaration, notice, report, submission, application or other filing (each, a “Filing”) with or to, or to obtain any consent, approval, waiver, license, permit, franchise, authorization or Order (each, “Consent”) of, any Governmental Authority, except for the following:

 (i)            the filing with the SEC of the Proxy Statement in preliminary and definitive form;

 (ii)           the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

 (iii)          the Filings required by the Exchange Act, the Securities Act and the rules and regulations of Nasdaq;

 (iv)          the Filings and Consents listed in Section 3.4(b)(iv) of the Company Disclosure Schedule (the “Specified Filings and Specified Consents,” respectively);

 (v)           the HSR Clearance and the Filings required by the HSR Act for the transactions contemplated hereby; and

 (vi)          any other Filing with or to, or other Consent of, any Governmental Authority, the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect;

provided, however, that, except to the extent a Governmental Authority is the subject of a Specified Filing or a Specified Consent, this Section 3.4(b) shall not apply to a Governmental Authority to the extent acting in its capacity as a customer of any Company Entity.

Section 3.5             SEC Documents; Financial Statements; Related-Party Transactions; Undisclosed Liabilities.

(a)            The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed or furnished therewith and any other document or information required to be incorporated therein) required by the Securities Act or the Exchange Act to be filed or furnished by the Company with the SEC since December 31, 2017 (collectively, together with any documents filed with or furnished to the SEC during such period by the Company on a voluntary basis and excluding the Proxy Statement, the “Company SEC Documents”). As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each Company SEC Document complied when filed or furnished in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and none of the Company SEC Documents when filed or furnished (or, in the case of a registration statement filed under the Securities Act, at the time it was declared effective or subsequently amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is, or has at any time since December 31, 2017, been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any report, schedule, form, statement, registration statement, prospectus or other document with the SEC.

(b)            The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by the Company’s accountants with respect thereto (the “Company SEC Financial Statements”) (i) have been prepared from the books and records of the Company Entities, which have been maintained in accordance with GAAP, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act) and (iii) present fairly, in all material respects, the Company Entities’ consolidated financial position as at the respective dates thereof and the Company Entities’ consolidated results of operations and, where included, consolidated stockholders’ equity and consolidated cash flows for the respective periods indicated, in each case, in conformity with GAAP (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act). Pursuant to Regulation S-X under the Securities Act, as of the date hereof, the Company is not required and would not be required upon the passage of any grace period or upon completion of any pending transaction to file any financial statements, audited, unaudited, pro forma or otherwise, with the SEC in order for a registration statement filed by the Company to be declared effective. Except as required by GAAP and disclosed in the Company SEC Documents, between December 31, 2019, and the date hereof, the Company has not made or adopted any material change in its accounting methods, practices or policies.

(c)            The Company is, and since December 31, 2017, has been, in compliance in all material respects with the applicable (i) provisions of the Sarbanes-Oxley Act and (ii) listing and corporate governance rules and regulations of Nasdaq.

(d)            The Company has established and maintains a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is designed to provide reasonable assurance about the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company Entities are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board and (iii) provide reasonable assurance about prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Entities. The Company has established and maintains a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the Company SEC Documents is recorded and reported within the time periods specified in the SEC’s rules and forms and that all such information is communicated to the Company’s management as appropriate to allow timely decisions about required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has disclosed to the Company’s outside auditors and the audit committee of the Company Board any (1) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting, and Section 3.5(d) of the Company Disclosure Schedule summarizes any such disclosure made after December 31, 2018, and prior to the date hereof. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received from the SEC’s staff related to any Company SEC Documents. As of the date hereof, to the Company’s Knowledge, none of the Company SEC Documents is the subject of ongoing SEC review, and there are no formal internal investigations, any formal SEC inquiries or investigations or other inquiries or investigations by Governmental Authorities that are pending or threatened, in each case under this sentence, related to any accounting practices of any Company Entity.

(e)            Since December 31, 2017, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters, including from employees of the Company or Company Subsidiaries regarding questionable accounting, auditing or legal compliance matters have, to the Company’s Knowledge, been received by the Company related to any Company Entity.

(f)             Except for compensation or other employment arrangements in the Ordinary Course of Business, no Company Entity is a party to any Contract, arrangement or transaction with (i) any Affiliate (except for any Company Entity), including any director, manager or officer, of any Company Entity, or (ii) any Affiliate of, or any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 under the Exchange Act) of, any such Affiliate, in each case, required to be disclosed by the Company under Item 404 of Regulation S-K under the Exchange Act.

(g)            No Company Entity has any liabilities, Indebtedness, commitments or obligations of any nature, whether accrued, absolute, contingent or otherwise, due or to become due (“Liabilities”), except (i) as reflected or specifically reserved against in the most recent audited balance sheet included in the Company SEC Financial Statements, (ii) for any Liability incurred in the Ordinary Course of Business since the date of the most recent audited balance sheet included in the Company SEC Financial Statements, (iii) liabilities or obligations arising out of this Agreement or the transactions contemplated hereby and (iv) for any Liability that is not and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. No Company Entity is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among any Company Entity, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), in each case, that is required to be disclosed pursuant to Item 303(a) of Regulation S-K under the Exchange Act.

(h)            For each Company Regulated Subsidiary that submits statutory financial statements to an applicable Governmental Authority, prior to the date hereof (i) the Company has made available to Parent correct and complete copies of the statutory financial statements of such Company Regulated Subsidiary as filed with the applicable Governmental Authorities for the year ended December 31, 2019 and for each subsequent quarterly period, together with all exhibits, statements and schedules thereto (collectively, the “Company Subsidiary SAP Statements”) or (ii) the Company Subsidiary SAP Statements are otherwise publicly available. The Company Subsidiary SAP Statements were prepared from the books and records of the applicable Company Regulated Subsidiary, fairly present, in all material respects, the respective statutory financial conditions of such Company Regulated Subsidiary at the respective dates thereof, and the statutory results of operations for the periods then ended under Applicable SAP applied on a consistent basis in all material respects throughout the periods indicated and consistent with each other, except as otherwise specifically noted therein (subject to normal and recurring year-end adjustments in the case of any interim statements).

(i)             For each Company Regulated Subsidiary that does not produce statutory financial statements but submits financial statements to an applicable Governmental Authority, prior to the date hereof, the Company has made available to Parent correct and complete copies of the financial statements of such Company Regulated Subsidiary, as filed with the applicable domestic regulators since December 31, 2019, and for each subsequent quarterly period, together with all exhibits, statements and schedules thereto (the “Company Subsidiary Statements”). The Company Subsidiary Statements fairly present, in all material respects, the respective financial condition of each such Company Regulated Subsidiary at the respective dates thereof and the results of operations for the periods then ended under applicable accounting rules applied on a consistent basis throughout the periods indicated and consistent with each other, except as otherwise specifically noted therein (subject to normal and recurring year-end adjustments in the case of any interim statements).

Section 3.6              Absence of Certain Changes or Events. From December 31, 2019, through the date hereof, (a) except for the Company’s negotiation of, and entry into, this Agreement, the consummation of the transactions contemplated by the MCC Transaction Agreement and the consummation of the transactions contemplated hereby, the Company Entities have conducted their businesses (taken as a whole) in the Ordinary Course of Business in all material respects, and (b) neither a Company Material Adverse Effect nor any Effect that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect has occurred.

Section 3.7              Actions. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no Actions, and, since December 31, 2017, there have been no Actions, pending or, to the Company’s Knowledge, threatened against any Company Entity or any officer, director, employee or agent thereof in his, her or its capacity as such, and (b) none of the Company Entities or any of their respective officers, directors, employees or agents in their respective capacity as such are subject to any Order under which any Company Entity has ongoing obligations.

Section 3.8              Compliance with Laws; Permits.

(a)             Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Entity is, and since December 31, 2017, has been, in compliance with all applicable Laws, (ii) since December 31, 2017, no Company Entity has received any written notice from a Governmental Authority alleging that any Company Entity has violated any applicable Law and (iii) to the Company’s Knowledge, no event has occurred that, with or without the giving of notice, lapse of time or both, would constitute a default or violation by any Company Entity under any applicable Law.

(b)            Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

 (i)            each Company Entity holds, and since December 31, 2017, has held, all Permits necessary for the lawful conduct of its business and the use of its assets as currently conducted, and all such Permits are and have been valid, subsisting and in full force and effect;

 (ii)           each Company Entity is, and since December 31, 2017, has been, in compliance with all such Permits, and, to the Company’s Knowledge, no event has occurred since December 31, 2017, that, with or without notice or lapse of time or both, would be a default or violation of any such Permit;

 (iii)          there are no, and since December 31, 2017, there have been no, Actions pending or, to the Company’s Knowledge, threatened that assert any violation of any such Permit or seek the revocation, cancellation, suspension, limitation or adverse modification of any such Permit; and

 (iv)          since December 31, 2017, no Company Entity has received any written notice alleging that any Company Entity is not in compliance with, or has violated, any such Permit, notifying any Company Entity of the revocation or withdrawal of any such Permit or imposing any condition, limitation, modification, amendment, cancellation or termination of any such Permit.

(c)            Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

 (i)            since December 31, 2017, no Company Entity and, to the Company’s Knowledge, no officer, director or manager of a Company Entity, has entered into or been a party to any Contract (including any settlement or corporate integrity agreement) with any Governmental Authority relating to any actual or alleged violation of any applicable Law;

 (ii)           no Company Entity and, to the Company’s Knowledge, no officer, director or manager of a Company Entity, since December 31, 2017, (1) is or has been subject to any actual or, to the Company’s Knowledge, threatened investigation, non-routine audit, sanction, program integrity review, suit, arbitration, mediation or other Action or proceeding by a Governmental Authority, including in respect of a Government Sponsored Health Care Program, which alleges or asserts that any Company Entity or any officer, director or manager of a Company Entity has violated any applicable Law, (2) has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority, including in respect of a Government Sponsored Health Care Program, which alleges or asserts that any Company Entity or any officer, director or manager of a Company Entity has violated any applicable Law that has not been fully and finally resolved;

 (iii)          since December 31, 2017, (1) the billing, coding, and claims practices of the Company Entities are, and have been, in compliance in all material respects with all applicable Laws and Company Material Contracts, (2) each Company Entity has timely paid or caused to be paid all known and undisputed refunds, overpayments or adjustments that have become due by such Company Entity to a Governmental Authority or Health Care Program, (3) each Company Entity has implemented and maintained a compliance program, including policies, procedures, training and implementation of corrective actions as needed, intended to ensure compliance with all applicable Health Care Laws, including billing, coding and claims requirements, and each Company Entity is operated in compliance in all material respects with such compliance programs, including training of workforce members when hired and periodically thereafter and (4) to the Company’s Knowledge, there are no facts or circumstances that would give rise to any disallowance, recoupment, denial of payment, suspension of payment, overpayment, or penalty Action against any Company Entity, except as accrued for by any Company Entity in accordance with GAAP;

 (iv)          since December 31, 2017, none of the Company Entities, any current director, officer, manager, employee or, to the Company’s Knowledge, any contractor or agent thereof in his or her capacity as such has knowingly made any untrue statement of fact or fraudulent statement or knowingly failed to disclose a fact required to be disclosed, in each case, to any Governmental Authority, including any such statement that could cause a Governmental Authority to take an enforcement or regulatory action in connection with a Company Entity, its business or any such director, officer, manager, employee, contractor or agent;

 (v)           (1) each Company Entity has adopted and implemented policies, procedures, trainings and programs, as applicable, reasonably designed to assure that their respective directors, officers, employees, agents, brokers, producers, contractors, vendors, field marketing organizations, third-party marketing organizations and similar entities with which they do business are in compliance with all applicable Laws, and (2) since December 31, 2017, each Company Entity has prepared, submitted and implemented any corrective action plans, and prepared and submitted other filings or responses, as applicable, required to be prepared and submitted in response to all third-party audits, inspections or examinations of such Company Entity’s business;

 (vi)          each of the employees and, to the Company’s Knowledge, each of the Providers providing material clinical, medical, dental, pharmacy or other professional services for or on behalf of a Company Entity that requires a Permit holds a valid and unrestricted Permit to provide such services and is performing only those services for or on behalf of the Company that are permitted by such Permit, and each Company Entity verifies before hire of each such employee and periodically thereafter that all such Permits held by employees are valid and unrestricted;

 (vii)         each Company Entity is in compliance with the conditions of participation and conditions of payment for provider or supplier agreements or other Contracts for any Health Care Programs in which it participates, since December 31, 2017, none of the Company Entities is or has been terminated or suspended from participation in or had its billing privileges terminated or suspended by any Health Care Program, to the Company’s Knowledge, there is no reason to believe that any such termination or suspension would reasonably be expected to occur, and, to the Company’s Knowledge, no Company Entity is under audit or investigation by any Zone Program Integrity Contractor;

 (viii)        since December 31, 2017, no Company Entity or, to the Company’s Knowledge, any director, officer or employee thereof has been or is currently suspended, excluded or debarred from contracting with the federal or any state government or from participating in any Government Sponsored Health Care Program or subject to any Action by any Governmental Authority that could result in such suspension, exclusion or debarment and prior to hire or engagement and monthly thereafter, the Company verifies that no officer, director, manager, employee or other Person providing clinical or medical services to or on behalf of any Company Entity is suspended, excluded or debarred from contracting with the United States federal or any state government or excluded from participation in any Government Sponsored Health Care Program; and

 (ix)          since December 31, 2017, no Company Entity or, to the Company’s Knowledge, any director, officer or employee thereof (1) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act, (2) has been convicted of any criminal offense relating to the delivery of any item or service under any Government Sponsored Health Care Program or (3) is or has been a party to or subject to any Action concerning any of the matters described in the foregoing clauses (1)–(2).

(d)          Section 3.8(d) of the Company Disclosure Schedule sets forth each Company Subsidiary that is a Regulated Business (each, a “Company Regulated Subsidiary”), the Permits establishing such Company Regulated Subsidiary as a Regulated Business and the state where each Company Regulated Subsidiary is domiciled or commercially domiciled for Regulated Business purposes. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i)            (1) since December 31, 2017, each Company Regulated Subsidiary has filed all reports, data, financial statements, documents, agreements, claims, submissions, notices, registrations, Company Subsidiary SAP Statements and all other Filings (including Filings related to premium rates, rating plans, policy terms and other terms established or used by such Company Regulated Subsidiary), together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, including CMS, state insurance departments, state departments of health, other applicable state Medicaid agencies, and any other agencies with jurisdiction over the Health Care Programs and including Filings that it was required to file under the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and (2) all such Filings were correct and in compliance in all material respects with applicable Law when filed (or were timely corrected in or supplemented by a subsequent filing) and no deficiencies have been asserted by any Governmental Authority related to any such Filing which have not been fully and finally resolved;

(ii)           since December 31, 2017, each Company Entity has performed its obligations related to the Company Subsidiary Insurance Agreements under the terms thereof in all material respects;

(iii)          since December 31, 2017, all premium rates, rating plans and policy terms established or used by the Company or any Company Regulated Subsidiary that are required to be filed with or approved by any Governmental Authority have been so filed or approved and the premiums charged conform to the premiums so filed and/or approved and comply with applicable Insurance Laws; and

(iv)          each of the Company Regulated Subsidiaries that participates in such Government Sponsored Health Care Programs meets the requirements for participation (including compliance with applicable contractual participation requirements) in, and receipt of payment from, the Government Sponsored Health Care Programs in which such Company Regulated Subsidiary currently participates.

Section 3.9           Employee Benefit Plans; ERISA.

(a)          Section 3.9(a) of the Company Disclosure Schedule lists all of the material Company Benefit Plans. For each material Company Benefit Plan, prior to the date hereof, the Company has made available to Parent correct and complete copies or forms of the following, as applicable: (i) all such Company Benefit Plans (including all amendments thereto) to the extent in writing; (ii) written summaries of any such Benefit Plan not in writing; (iii) all related trust agreements, insurance contracts or other funding vehicles; (iv) the most recent annual report (Form 5500) filed with the Internal Revenue Service and most recent actuarial reports and financial statements; (v) the most recent determination or opinion letter from the Internal Revenue Service; and (vi) to the extent required by applicable Law, the most recent summary plan description and any summaries of material modification.

(b)         Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service and, to the Company’s Knowledge, nothing has occurred that would adversely affect any such qualification or tax exemption of any such Company Benefit Plan. Since December 31, 2017, each Company Benefit Plan has been established and administered in compliance with its terms and with ERISA, the Code and other applicable Laws, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a material Liability or loss to the Company Entities, taken as a whole.

(c)         During the previous six (6) years, none of the Company Entities have maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), (i) a plan which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA. None of the Company Entities maintains, sponsors, participates in or contributes to or is obligated to contribute to (1) a multiple employer plan as described in Section 413(c) of the Code or (2) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(d)         None of the Company Entities, any Company Benefit Plan or, to the Company’s Knowledge, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to any tax or penalty on prohibited transactions imposed by Section 4975 of the Code, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, material Liability or loss to the Company Entities (taken as a whole).

(e)         No material Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of any Company Entity who reside or work outside of the United States on behalf of any Company Entity.

(f)         There are no pending or, to the Company’s Knowledge, threatened claims (other than routine claims for benefits) by, on behalf of or against any Company Benefit Plan or any trust related thereto, and no audit or other proceeding by a Governmental Authority is pending or, to the Company’s Knowledge, threatened related to any Company Benefit Plan, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, material Liability or loss to the Company Entities (taken as a whole).

(g)         Except as required by applicable Law or through the end of the month in which coverage is terminated, no material Company Benefit Plan provides retiree or post-employment medical or life insurance benefits to any Person, and no Company Entity has any obligation to provide such benefits other than any payment or reimbursement of COBRA premiums as part of a severance benefit.

(h)         None of the execution and delivery hereof, stockholder or other approval hereof or the consummation of the Merger could, either alone or in combination with another event, (i) entitle any Company Service Provider to any material payment, (ii) accelerate the time of payment or vesting, or materially increase the amount, of compensation due to any Company Service Provider or (iii) directly or indirectly require the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan. No Company Entity has any obligation to gross-up, indemnify or otherwise reimburse any Company Service Provider for any Tax incurred by such individual under Section 409A or 4999 of the Code.

Section 3.10        Labor Matters.

(a)         No Company Entity is a party to, or bound by, any collective bargaining agreement or other agreement with a labor union or other employee representative body, and, to the Company’s Knowledge, no employee of any Company Entity is represented by a labor union or other employee representative body.

(b)         To the Company’s Knowledge, (i) there are no pending material activities or proceedings of any labor union or other employee representative body to organize any employees of any Company Entity and (ii) since December 31, 2017, no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other employee representative body.

(c)         There is no pending or, to the Company’s Knowledge, any threatened material labor dispute, strike or work stoppage against any Company Entity that may materially interfere with the business activities of such Company Entity.

(d)         To the Company’s Knowledge, (i) since December 31, 2017, no allegations of sexual harassment have been made against any officer of any Company Entity or any employee of any Company Entity at the level of Vice President or above and (ii) no Company Service Provider is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation (1) to any Company Entity or (2) to a former employer of any such individual relating (A) to the right of any such individual to be employed or engaged by such Company Entity or (B) to the knowledge or use of trade secrets or proprietary information.

Section 3.11        Environmental Matters. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(a)         (i) each Company Entity is, and since December 31, 2017, has been, in compliance with all applicable Environmental Laws, (ii) since December 31, 2017, no Company Entity has received any written notice alleging that any Company Entity is not in compliance with, or has violated, any applicable Environmental Law and (iii) there are no Environmental Claims pending or, to the Company’s Knowledge, threatened against any Company Entity;

(b)         each Company Entity holds all Environmental Permits necessary for the conduct of its business and the use of its assets as currently conducted, and all such Environmental Permits are valid, subsisting and in full force and effect;

(c)         no Hazardous Material has been used, generated, treated, released or otherwise existing at, on, under or emanating from any property currently or formerly owned or, to the Company’s Knowledge, leased or operated by any Company Entity;

(d)         since December 31, 2017, no Company Entity has received any written notice of alleged, actual or potential responsibility for, or any Action related to, any Release or threatened Release of Hazardous Materials;

(e)         there is no property to which any Company Entity has transported or arranged for the transport of Hazardous Materials which would reasonably be expected to become the subject of an environmental-related Action against any Company Entity; and

(f)          no Company Entity has assumed or retained, by contract, operation of law or otherwise, Liabilities imposed by an Environmental Law.

Section 3.12        Title to Assets; Real Property.

(a)         Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity owns, and has good and valid title to, all tangible assets reflected on the most recent audited balance sheet included in the Company SEC Financial Statements (except for (i) tangible assets sold, used or disposed of in the Ordinary Course of Business since December 31, 2019, and (ii) the assets of the MCC Business sold pursuant to the MCC Transaction Agreement), free and clear of any Lien thereon (except for any Permitted Lien).

(b)         As of the date hereof, the Company does not own any real property, and no Company Entity is a party to any Contract that obligates such Company Entity to purchase any material real property or any interest therein. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i)            a Company Entity has a good and valid leasehold interest, subject to the terms of each applicable lease, sublease and other Contract (all such leases, subleases or other Contracts, collectively, the “Company Real Property Leases”), under which each Company Entity uses or occupies or has the right to use or occupy any parcel of real property leased, subleased, licensed or otherwise used or accessed by such Company Entity (any such parcel, the “Company Leased Real Property”), in each case, free and clear of any Lien thereon (except for any Permitted Lien);

(ii)           there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Leased Real Property that would reasonably be expected to impair the existing use of the Company Leased Real Property by any Company Entity;

(iii)          to the Company’s Knowledge, there are no outstanding options or rights of first refusal in favor of any other Person to purchase any Company Leased Real Property that would reasonably be expected to impair the existing use of such Company Leased Real Property by any Company Entity; and

(iv)          no Company Entity has from December 31, 2017, received any written notice of any pending or, to the Company’s Knowledge, threatened condemnation proceeding related to any Company Leased Real Property.

Section 3.13        Taxes. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(a)         each Company Entity has timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns were complete and correct, and the Company Entities have paid all Taxes that are required to be paid by them, whether or not shown to be due on such Tax Returns, or have established an adequate reserve therefor in accordance with GAAP;

(b)         there are no current audits, examinations or other proceedings pending or, to the Company’s Knowledge, threatened in writing with regard to any Taxes of any Company Entity;

(c)         no Company Entity has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax that is currently in effect;

(d)         there are no Liens for Taxes upon any property or assets of the Company Entities, except for Permitted Liens;

(e)         no Company Entity (i) is or has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is the Company), (ii) is party to any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement under which any Company Entity has any remaining obligations, in each case with any third party (other than customary Tax indemnification provisions in commercial agreements or arrangements, in each case not primarily relating to Taxes, including, for the avoidance of doubt, the MCC Transaction Agreement, or any agreement solely between or among the Company Entities) or (iii) has any Liability for Taxes of any Person (other than the Company Entities) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign Law or as a transferee or successor;

(f)          no Company Entity has been a party to any “listed transaction” within the meaning of Section 6011 of the Code and the regulations thereunder; and

(g)         in the last two (2) years, no Company Entity has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

Section 3.14        Company Material Contracts.

(a)         Except for any Company Material Contract filed as an exhibit to a Company SEC Document filed prior to the date hereof, Section 3.14(a) of the Company Disclosure Schedule lists each Company Material Contract in effect as of the date hereof. As used herein, “Company Material Contract” means any of the following Contracts to which any Company Entity is a party or by which any Company Entity is bound, in each case, other than each Contract solely among the Company Entities:

(i)            any Contract required to be filed by the Company under Item 601(b)(10) of Regulation S-K under the Exchange Act (except for a Company Benefit Plan listed in Section 3.9(a) of the Company Disclosure Schedule);

(ii)           any Contract that is a material reinsurance or coinsurance agreement or retrocession treaty (1) to which any Company Entity is a party as a cedent or a reinsurer, (2) that was assumed from a Person (except for wholly owned Company Subsidiary) or (3) that is terminated or expired but under which there remains any material outstanding Liability, in each case, except for Contracts solely between Company Entities;

(iii)          (1) any Contract that is a Provider Contract with (A) the ten (10) largest Providers, in the aggregate, in the healthcare segment of the Company Entities and (B) the five (5) largest Providers, in the aggregate, in the pharmacy segment of the Company Entities, in the case of each of clauses (A) and (B), measured in terms of aggregate medical or pharmacy claim payments, respectively, received from the Company Entities during the eleven (11) months ended November 30, 2020, (2) any Contract with a Key Customer and (3) any Contract with a Key Vendor;

(iv)          any Contract that by its express terms either (1) limits the ability of any Company Entity from engaging or competing in any material line of business or in any geographic area in any material respect, or (2) upon consummation of the Merger, would purport to limit the ability of Parent or any of its Subsidiaries (except for the Surviving Corporation or any of the Company Subsidiaries) from engaging or competing in any material line of business or in any geographic area in any material respect, in each case, excluding any Contract with a Governmental Authority, including in its capacity as a customer, that, by its terms, limits the geographic areas in which any Company Entity may offer its services (excluding any Contract that provides for non-solicitation of employees entered into in the Ordinary Course of Business and that does not impose a material restriction on any Company Entity);

(v)          any Contract material to the formation, creation, operation, management or control of any partnership, joint venture or similar arrangement, which arrangement is in each case material to the Company Entities, taken as a whole;

(vi)         any Contract limiting or otherwise limiting the ability of any Company Entity to pay dividends or make distributions on any Equity Security therein;

(vii)        any Contract pursuant to which the Company has incurred Indebtedness, or loaned money or otherwise extended credit to any Person (except for any wholly owned Company Subsidiary), in each case, in excess of $1,000,000, except for account receivables and account payables incurred or arising in the Ordinary Course of Business;

(viii)       any Company Real Property Lease, or lease or sublease of tangible personal property used or held by any Company Entity, under which any Company Entity made payments during the year ending December 31, 2020 of more than $1,000,000 in the aggregate;

(ix)         any Contract with a pharmaceutical manufacturer or other third party under which the Company Entities, taken as a whole, (1) would receive payments in excess of $10,000,000, in the aggregate, for formulary or other pharmacy or medical rebates for prescription drug claims processed during the period from October 1, 2019, to September 30, 2020, and (2) made payments in excess of $15,000,000 for drug purchases during the eleven (11) months ended November 30, 2020;

(x)          any Contract involving material outsourcing of claims, call centers or information technology services (including via traditional outsourcing, cloud or IaaS/PaaS/SaaS arrangements) and any other material Contracts with external parties related to such services or arrangements and associated platforms or technologies, including related to development and maintenance thereof or related thereto, in each case, except for any Contract under which any Company Entity made payments during the eleven (11) months ended November 30, 2020 of less than $3,000,000;

(xi)         any Contract under which any Company Entity (1) acquires right, title or interest in or to Intellectual Property from any third Person that is material to the business of the Company Entities (except for (A) generally commercially available, unmodified Software under which any Company Entity made payments during the eleven (11) months ended November 30, 2020 of less than $1,000,000, (B) agreements entered into with employees and independent contractors of the Company Entities substantially consistent with the Company Entities’ form employee and independent contractor agreements as of the date hereof and entered into in the Ordinary Course of Business; or (C) confidentiality or non-disclosure agreements entered into in the Ordinary Course of Business), (2) transfers, licenses or otherwise grants a right, title or interest in or to any third Person related to (now or in the future) any material Intellectual Property owned by any Company Entity, other than (A) nonexclusive licenses for purposes of such third parties to provide services to any Company Entity, (B) nonexclusive end user right grants to Company Entity customers, or (C) nonexclusive rights granted to any Governmental Authority (in its capacity as a Company Entity customer), in each case of (A) through (C), entered into in the Ordinary Course of Business or (3) is restricted in any material respect from using, registering or asserting any Intellectual Property material to the business of the Company Entities (such agreements described in the foregoing clauses (1)–(3), the “Company IP Agreements”);

(xii)         any Contract with a Key Customer or Key Vendor that provides for any most favored nation provision or equivalent preferential terms, exclusivity or similar obligations to which any Company Entity is subject;

(xiii)        any Contract providing for the acquisition or disposition by any Company Entity of any material assets (including Equity Securities in another Person), whether by merger, sale of stock, sale of assets or otherwise, and under which such Company Entity has material continuing obligations following the date hereof (excluding indemnification obligations under which there are no pending claims), including the MCC Transaction Agreement and the transition services agreement and other ancillary agreements (including the commercial agreements) entered into in connection therewith;

(xiv)        any Contract that resulted in payment to or from any Company Entity during the eleven (11) months ended November 30, 2020 of more than $5,000,000, except for any (1) Provider Contract, (2) Contract with any external sales agent, broker, producer or similar Person, (3) Contract with any Employer Group, (4) any Company Benefit Plan or (5) Contract that is otherwise of a type described in Section 3.14(a)(i)–Section 3.14(a)(xiii) (in each case without giving effect to any qualification by materiality or monetary threshold set forth therein, including such qualifications as are set forth in Section 3.21 with respect to Contracts with customers, suppliers and vendors of the Company Entities); and

(xv)         the Medi-Cal PBA Agreement.

(b)         Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is in full force and effect and is valid and binding on each Company Entity party thereto and, to the Company’s Knowledge, each other party thereto, in each case, except as limited by the Bankruptcy and Equitable Exceptions and (ii) no Company Entity is in breach or default under any Company Material Contract and no event has occurred that, with or without notice or lapse of time, or both, would be a breach or a default by a Company Entity or, to the Company’s Knowledge, by any counterparty under any Company Material Contract. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (1) since December 31, 2017, no Company Entity has received written notice of any actual or alleged breach by any Company Entity of any Company Material Contract and (2) since December 31, 2017, no Company Entity has received any written notice of cancellation, termination or failure to renew any Company Material Contract.

(c)         Prior to the date hereof, the Company has made available to Parent complete and correct copies of all of the Company Material Contracts.

Section 3.15        Intellectual Property; Software.

(a)         Section 3.15(a) of the Company Disclosure Schedule lists all Company Material Intellectual Property owned or purported to be owned by any Company Entity that is currently registered or subject to a pending application for registration with a Governmental Authority (collectively, the “Company Registered Intellectual Property”). Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, a Company Entity is the sole and exclusive owner of all Company Registered Intellectual Property and all other Company Material Intellectual Property (including the Company Material Intellectual Property created by employees and contractors within the scope of their employment or engagement by Company Entities), free and clear of any Lien thereof (except for any Permitted Lien and the Company IP Agreements). All Company Registered Intellectual Property is subsisting, has not been abandoned or canceled and, to the Company’s Knowledge related to the registrations included therein, is valid and enforceable in all material respects.

(b)         Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, a Company Entity owns, licenses or otherwise has and has had the right to use all Intellectual Property used in the operation of the Company Entities’ businesses as currently conducted.

(c)         There are, and since December 31, 2017, have been, no material Actions pending or, to the Company’s Knowledge, threatened in writing (including cease and desist letters or requests for a license), against any Company Entity alleging infringement, misappropriation or other violation of any Intellectual Property of another Person or challenging the ownership, validity or enforceability of the Intellectual Property owned or purported to be owned by a Company Entity.

(d)         Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i)            (1) the operation of the Company Entities’ respective businesses, including any product or service marketed, used, licensed, sold or otherwise provided by such Company Entity, as currently conducted and as conducted since December 31, 2017, is not infringing, misappropriating or otherwise violating, and has not infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person and (2) since December 31, 2017, there has been no Action instituted or threatened in writing against a Company Entity alleging infringement, misappropriation, or violation of any such Intellectual Property or challenging the ownership, validity or enforceability of any Intellectual Property of more than de minimis value;

(ii)           (1) to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned or purported to be owned by or exclusively licensed to any Company Entity and (2) since December 31, 2017, no Company Entity has instituted or threatened in writing any Actions against any Person alleging any infringement, misappropriation or violation of any such Intellectual Property or challenging the ownership, validity or enforceability of any Intellectual Property;

(iii)          each Company Entity takes and has taken actions necessary to protect the confidentiality of trade secrets included in the Company Material Intellectual Property and of confidential information of other Persons possessed by any Company Entities (exclusive of Personal Information, which shall be covered exclusively by Section 3.16 below), and, since December 31, 2017, there has been no loss of trade secret rights or confidentiality (including loss due to failure to take reasonable measures to protect confidentiality) with respect thereto due to any breach of confidentiality by any Company Entity or, to the Company’s Knowledge, by any Person to which any such information has been provided by a Company Entity;

(iv)          no current or former partner, director, stockholder, officer, or employee of each Company Entity owns, licenses to the Company any Intellectual Property created while employed or working for any Company Entity, or retains any rights, title or interest in or to any Intellectual Property of more than de minimis value that is owned or purported to be owned by the Company Entities;

(v)           (1) each Company Entity takes and has taken material actions necessary to maintain the operation of all material Company Software and Company IT Assets, including by implementing reasonable disaster recovery incident response plans and, as applicable, through contractual obligations requiring third-party providers of such Company Software and Company IT Assets to take such actions, and (2) since December 31, 2017, there has been no material failure in, or disruptions of, the Company Software or the Company IT Assets (including, for clarity, related to any third-party providers of such Company Software and Company IT Assets) that has not been fully remedied; and

(vi)          (1) all material Company Software which is owned or purported to be owned by any Company Entity functions substantially in compliance with applicable documentation and specifications, (2) the Company IT Assets are sufficient for the conduct of the material business of the Company Entities, taken as a whole, as currently conducted, (3) no Software or other material that is distributed as “open source software” or under a similar licensing or distribution model, including, but not limited to, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL) or GNU Affero General Public License (AGPL) (“Open Source Software”) has been incorporated into, linked or distributed with any Company Software to deliver or provide a product or service of the Company or its Subsidiaries by or on behalf of any Company Entity in a manner that would: (A) either currently or upon its distribution, require any Company Software (in whole or in part) to be licensed, sold or disclosed, (B) grant the right to make derivative works of any Company Software (in whole or in part) or (C) render such Company Software subject to any of the licenses that govern such Open Source Software and (4) the Company Software owned or purported to be owned by any Company Entity does not, and, to the Company’s Knowledge (despite reasonable efforts to identify such items), all other Company Software does not, contain any device or feature designed to disrupt, disable, or otherwise impair the functioning of any such Software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other code or routines that permit unauthorized access or use or the unauthorized disablement or erasure of such Software, Company IT Assets or information or other data (or all parts thereof) or other Software or IT assets of users.

(e)            No source code for any Company Software or proprietary artificial intelligence models or collections of data that is owned or purported to be owned by any Company Entities and that is material to the businesses of the Company Entities (i) is the subject of any right, title or interest of any other Person, (ii) has been provided, licensed or granted any right, title or interest (including any present, contingent or other right, such as an escrow arrangement), or made available to any customer, business partner, escrow agent or other Person other than employees of Company Entities and other than immaterial portions made available to contractors or other service providers of a Company Entity solely for the purpose of providing services to the Company Entities, and (iii) no Company Entity has any duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available, any such source code or such artificial intelligence models and collections of data to any customer, business partner, escrow agent or other Person, in each case (i), (ii) and (iii) excluding the delivery or making available of data in the Ordinary Course of Business to operate managed care, health insurance or pharmacy benefits related to the Company Entities, as applicable. The company possesses all source code for all Company Software owned or purported to be owned by the Company Entities, and all other materials, to generate the object code for, and deliver, the Company Entities’ products and services, and such products and services comply in all material respects with their specifications.

(f)            Since December 31, 2017, the Company Entities have not provided or authorized access or rights to material collections of data collected, generated or otherwise possessed by the Company Entities, whether in raw, de-identified or aggregated form, to any Persons for material use beyond provisions or access in the Ordinary Course of Business to operate managed care, health insurance or pharmacy benefits, as applicable.

Section 3.16           Data Protection and Privacy.

(a)            Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i)            (1) each Company Entity maintains, and since December 31, 2017, has adopted, implemented and maintained a data privacy and security compliance program that complies with all applicable Privacy/Cybersecurity Requirements, protects Company IT Assets and protects Personal Information in the possession or under the control of any Company Entity against reasonably anticipated threats and hazards to its security and the unauthorized use or disclosure thereof, and that includes reasonably comprehensive plans, policies, procedures and administrative, personnel, technical and physical safeguards to protect the Company IT Assets and Personal Information and other material data in the possession or under the control of any Company Entity, (2) the Company Entities are, and since December 31, 2017, have been, in compliance with all Privacy/Cybersecurity Requirements, including all HIPAA Commitments and requirements set forth in Company Entity data privacy and security compliance program policies, in the business of the Company Entities, (3) since December 31, 2017, no Person has gained unauthorized access, including any such access reportable to a Governmental Authority under applicable Law, to any Personal Information transmitted, processed or stored by or in the possession or under the control of any Company Entity or to any Company IT Assets, or used, accessed or disclosed any such Personal Information or used or accessed such Company IT Assets for any illegal or unauthorized purpose, (4) since December 31, 2017, no Company Entity has received written notice of any claims, and there have been no Actions (including any investigation or written notice), from any Governmental Authority or any other Person alleging either a violation of any Person’s rights under Privacy/Cybersecurity Requirements, or breach or compromise of Privacy/Cybersecurity Requirements and (5) the consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation of Privacy/Cybersecurity Requirements; and

(ii)            without limiting Section 3.16(a)(i), since December 31, 2017, (1) no Company Entity has received any notice from any Governmental Authority or other Person in respect of any alleged noncompliance with HIPAA, including the HIPAA Commitments, or any other Privacy/Cybersecurity Requirements, (2) no breach, unauthorized access or other actual or potential noncompliance related to Privacy/Cybersecurity Requirements has occurred, including any breach as that term is defined in 45 C.F.R. §160.103, related to any unsecured Personal Information that is created, retained, collected, used, disclosed, stored, transmitted, received or otherwise processed by a Company Entity, (3) no information security or privacy breach event has occurred that has resulted in or would require notification to any Governmental Authority or other Person by, on behalf of or as a result of a Company Entity under HIPAA or any comparable Laws or other Privacy/Cybersecurity Requirements, including any report of a breach or similar event to the Office for Civil Rights of the Department of Health and Human Services, (4) no Action has been asserted or threatened against any Company Entity alleging a violation of any Person’s data privacy or security rights, or a violation of any Privacy/Cybersecurity Requirement, and there does not exist any colorable basis therefor and (5) no Company Entity is or has been in breach or default under any Contract related to any provision thereof related to the creation, collection, obtaining, tracking, retention, storage, processing, use, sharing, disclosure, transmission, security, confidentiality and/or protection of Company IT Assets or Personal Information.

(b)            The Company is not subject to any Privacy/Cybersecurity Requirements that, after the Closing, would prohibit the Company Entities from receiving and/or using Personal Information in substantially the same manner as prior to the Closing.

Section 3.17           Reserves. The loss reserves, actuarial liabilities, actuarial assets and other actuarial amounts of the Company Regulated Subsidiaries as of December 31, 2019, recorded in the Company SEC Documents and the Company Subsidiary SAP Statements (i) were determined in all material respects in accordance with ASOPs in effect on that date (except as may be indicated in the notes thereto), (ii) are fairly stated in all material respects under generally accepted actuarial principles, (iii) met the requirements of the applicable Insurance Laws, (iv) were computed on the basis of assumptions and methods consistent with those used in computing the corresponding items in the statutory financial statement for the applicable Company Regulated Subsidiary as of the preceding year-end (except as may be indicated in the notes thereto), and (v) included appropriate provision for all actuarial items that ought to be established; provided that, notwithstanding the foregoing, it is acknowledged and agreed by Parent and Merger Sub that with respect to the adequacy or sufficiency of the reserves of the Company or any of the Company Regulated Subsidiaries, the Company is not making any representation or warranty in this Agreement, and nothing contained in this Agreement or any other agreement, document or instrument to be delivered in connection with this Agreement is intended or shall be construed to be a representation or warranty of the Company in respect of the adequacy or sufficiency of the reserves of the Company or any of the Company Regulated Subsidiaries.

Section 3.18           Capital or Surplus Maintenance. As of the date hereof, no Company Regulated Subsidiary is subject to any requirement imposed by a Governmental Authority to maintain specified capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions imposed by applicable Laws of general application.

Section 3.19           Insurance Business. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2017, the business of each Company Regulated Subsidiary has been conducted in compliance with applicable Insurance Laws. In addition, (i) there is no pending or, to the Company’s Knowledge, threatened charge by any state insurance regulatory authority that the Company or any Company Regulated Subsidiary has violated, nor is there any pending nor, to the Company’s Knowledge, threatened investigation by any state insurance regulatory authority related to possible violations by the Company or any Company Regulated Subsidiary of any applicable Insurance Laws, (ii) each Company Regulated Subsidiary has been duly authorized by the relevant state insurance regulatory authorities to issue the policies or Contracts of insurance in the jurisdictions in which it operates, and (iii) since December 31, 2017, each Company Regulated Subsidiary has, to the extent applicable, filed all material reports, forms, rates, notices and materials required to be filed by it with any state insurance regulatory authority. None of the Company Regulated Subsidiaries is subject to any order or decree of any insurance regulatory authority and, no insurance regulatory authority has revoked, suspended or limited, or, to the Company’s Knowledge, threatened to revoke, suspend or limit, any license or other permit issued pursuant to applicable Insurance Laws to any Company Regulated Subsidiary. Without limitation of the foregoing, no Action is pending or, to the Company’s Knowledge, threatened that would reasonably be expected to result in the revocation or suspension of any such license, except any such revocation or suspension that would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.20           Insurance.

(a)            Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i)            all Company Policies are in full force and effect and no Company Entity is in breach of or default under any Company Policy and no event has occurred that, with or without notice or lapse of time, or both, would be a breach of or a default under any Company Policy;

(ii)           since December 31, 2017, each Company Entity has been continuously insured with recognized insurers or has self-insured in such amounts and related to such risks and losses as are required by applicable Law and any Company Material Contract and as are customary for companies in the United States conducting the businesses conducted by such Company Entity;

(iii)          since December 31, 2017, no Company Entity has received any written communication notifying it of any (1) cancellation or invalidation of any Company Policy, (2) denial of any coverage or rejection of any claim under any Company Policy or (c) adjustment in the amount of the premiums payable under any Company Policy; and

(iv)          as of the date hereof, there is no Action pending by any Company Entity against any insurance carrier under any Company Policy.

(b)            As used herein, “Company Policy” means any insurance policy naming any Company Entity or any director, officer or employee thereof as an insured or beneficiary or as a loss payable payee for which any Company Entity is obligated to pay all or part of the premiums as of the date hereof.

Section 3.21           Key Customers and Key Vendors. Section 3.21 of the Company Disclosure Schedule lists (a) the top twenty (20) customers of the Company Entities in the healthcare segment measured by amounts paid to the Company Entities during the eleven (11) months ended November 30, 2020 (the “Key Healthcare Customers”), (b) (i) the top five (5) customers of the Company Entities in each of the following segments: (1) Specialty Formulary Management, (2) Specialty Medical Pharmacy and (3) Government and (ii) the top ten (10) customers of the Company Entities in the Pharmacy Benefit Management segment, in the case of the foregoing clauses (i) and (ii), measured by amounts paid to the Company Entities during the eleven (11) months ended November 30, 2020 (collectively, the “Key Pharmacy Customers” and, together with the Key Healthcare Customers, the “Key Customers” and each, a “Key Customer”), and (c) the top fifteen (15) suppliers and vendors (other than independent contractors, Providers or Persons of the type set forth in Section 3.14(a)(ix)) of the Company Entities measured by amounts paid by the Company Entities through the Company’s accounts payable group to such supplier or vendor (excluding any offsets) during the eleven (11) months ended November 30, 2020 (each, a “Key Vendor”).

Section 3.22           Broker’s Fees. Except for the Company Financial Advisors, the fees and expenses of which shall be paid by the Company under the Company’s engagement letter therewith, no Company Entity or any of its Affiliates, officers or directors has engaged or otherwise agreed to compensate any financial advisor, broker or finder or incurred any Liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any transaction contemplated hereby. On or prior to the date hereof, the Company has disclosed in writing to Parent the financial arrangements with each Company Financial Advisor.

Section 3.23           Opinion of Company Financial Advisor. The Company Board has received the oral opinion of Goldman Sachs & Co. LLC (“Goldman”), to be confirmed by delivery of Goldman Sachs’ written opinion, to the effect that, as of the date of such opinion and subject to the factors and assumptions set forth in Goldman’s written opinion, the Merger Consideration to be paid to the holders of outstanding shares of Company Common Stock (other than Parent and its Affiliates) pursuant to this Agreement is fair from a financial point of view to such holders. The Company Board has received the oral opinion of Guggenheim Securities, LLC (“Guggenheim” and, together with Goldman, the “Company Financial Advisors”), to be confirmed by delivery of Guggenheim’s written opinion, to the effect that, as of the date of such opinion and subject to the factors and assumptions set forth in Guggenheim’s written opinion, the Merger Consideration is fair, from a financial point of view, to the holders of issued and outstanding shares of Company Common Stock.

Article IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1             Organization and Corporate Power. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing in accordance with the Laws of the State of Delaware. Each of Parent and Merger Sub has the requisite entity power and authority to own or lease, as applicable, and operate its assets and to carry on its business as currently conducted. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets makes such qualification or licensing necessary.

Section 4.2             Operations of Merger Sub. Since its date of incorporation or formation, as applicable, Merger Sub has not carried on any business or conducted any operations other than in connection herewith and with the transactions contemplated hereby.

Section 4.3             Authority; Execution and Delivery; Enforceability; State Takeover Statutes. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform or comply with its covenants and agreements hereunder, to consummate the transactions contemplated hereby. Each of Parent’s and Merger Sub’s execution and delivery hereof, performance of and compliance with its covenants and agreements hereunder and consummation of the transactions contemplated hereby have been duly authorized by all necessary entity action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the Company’s respective due authorization, execution and delivery hereof, this Agreement is Parent’s and Merger Sub’s respective legal, valid and binding obligation, enforceable against them in accordance with the terms hereof, except as limited by the Bankruptcy and Equitable Exceptions.

Section 4.4             Consents and Approvals; No Conflicts.

(a)            Each of Parent’s and Merger Sub’s execution and delivery hereof do not, each of Parent’s and Merger Sub’s performance of its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, (i) conflict with or violate the Constituent Documents of Parent or Merger Sub, (ii) subject to making the Filings and obtaining the Consents contemplated by Section 4.4(b) and obtainment of the Company Stockholder Approval, violate any applicable Law or (iii) breach, result in the loss of any benefit under, be a default (or an event that, with or without notice or lapse of time, or both, would be a default) under, result in the termination, cancellation or amendment of or a right of termination, cancellation or amendment under, accelerate the performance required by, or result in the creation of any Lien on any of the respective properties or assets of Parent or Merger Sub under, any Contract to which Parent or Merger Sub is a party or by which any asset of Parent or Merger Sub is bound or affected, except, in the case of the foregoing clauses (ii) and (iii), would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(b)            Each of Parent’s and Merger Sub’s execution and delivery hereof do not, each of Parent’s and Merger Sub’s performance of its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, require Parent to make Filing with or to, or to obtain any Consent of, any Governmental Authority, except for the following:

(i)            the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;

(ii)           Filings required by the Exchange Act, the Securities Act and the rules and regulations of the NYSE;

(iii)          the Specified Filings and Specified Consents;

(iv)          the HSR Clearance and Filings required by the HSR Act for the transactions contemplated hereby; and

(v)           any other Filing with or to, or other Consent of, any Governmental Authority, the failure of which to make or obtain would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5             Actions. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, there are no Actions pending or, to Parent’s Knowledge, threatened against any Parent or any officer, director, employee or agent thereof in his, her or its capacity as such.

Section 4.6             Financial Ability. Parent will have, as of the Effective Time, sufficient cash on hand for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Merger Consideration and all other amounts payable pursuant to Article II and to pay all related fees and expenses.

Section 4.7             Broker’s Fees. Except for Allen & Company LLC, J.P. Morgan Securities LLC and Barclays Capital Inc., the fees and expenses of which shall be paid by Parent under Parent’s engagement letters therewith, neither Parent nor any of its Affiliates, officers or directors has engaged or otherwise agreed to compensate any financial advisor, broker or finder or incurred any Liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any transaction contemplated hereby.

Article V

COVENANTS

Section 5.1             Conduct of Company Business Prior to the Effective Time.

(a)            Except (i) as required hereby or by applicable Law, (ii) as disclosed in Section 5.1(a) of the Company Disclosure Schedule or (iii) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), prior to the Effective Time, the Company shall, and shall cause each Company Subsidiary to, use reasonable best efforts to conduct its business in the Ordinary Course of Business in all material respects and, to the extent consistent therewith, use reasonable best efforts to (1) preserve intact in all material respects its business organization and goodwill, (2) maintain in effect all material Permits necessary for the lawful conduct of its businesses, and (3) subject to Section 5.7(a), maintain existing relationships with its material customers, suppliers and vendors, any other Person having material business relationships with it and, in all material respects, with Governmental Authorities having jurisdiction over its business and operations; provided that no action by the Company or any Company Subsidiary that is expressly permitted by Section 5.1(b) will be a breach of this Section 5.1(a). The Company shall keep Parent reasonably informed of the status of, and reasonably consult with Parent and consider in good faith Parent’s views with respect to, the matters set forth under Items 1 and 2 of Section 5.1(a) of the Company Disclosure Schedule.

(b)            Without limiting the generality of Section 5.1(a), except (x) as required hereby or by applicable Law, (y) as disclosed in Section 5.1(b) of the Company Disclosure Schedule or (z) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), prior to the Effective Time, the Company shall not, and shall cause each Company Subsidiary not to, directly or indirectly:

(i)            amend any of their respective Constituent Documents (other than immaterial, ministerial amendments);

(ii)            issue, grant, sell, transfer, lease, license, mortgage, pledge, create or incur any Lien (except for any Permitted Lien) on, or otherwise encumber, any shares of Company Capital Stock or any other Equity Securities in any Company Entity, except (1) for shares of Company Common Stock issuable upon the exercise or settlement of Company Equity Awards, to the extent outstanding on the date hereof and as required hereunder or under the Company Stock Plans or applicable award agreement, (2) any issuance, grant, sale, transfer, lease, license, mortgage, pledge, creation or incurrence of any Lien on or other encumbrance of Equity Securities in a Company Entity to the Company or any wholly owned Company Subsidiary or (3) as otherwise permitted pursuant to Section 5.1(b)(x);

(iii)          (1) redeem, purchase or otherwise acquire any shares of Company Capital Stock or other Equity Securities in any Company Entity (other than (A) pursuant to the cashless exercise of Company Options, or the forfeiture of, or withholding of Taxes with respect to, Company RSAs, Company Director RSAs, Company Options, Company RSUs, Company PSUs or Company PCUs in connection with any taxable event related to such awards, in each case, in accordance with the terms of the applicable Company Stock Plan or (B) redemptions, purchases or other acquisitions of shares of Company Capital Stock or other Equity Securities of any wholly owned Company Subsidiary by the Company or any other wholly owned Company Subsidiary), or (2) adjust, split, combine, subdivide, consolidate or reclassify any shares of Company Capital Stock;

(iv)          declare, set aside for payment or pay any dividend or make any other distribution (whether in cash, stock or other assets or any combination thereof), on any shares of Company Capital Stock or other Equity Securities in any Company Entity or otherwise make any payments to any holder of Equity Securities therein in its capacity as such, except for dividends and distributions by a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary (and other than pursuant to the cashless exercise of Company Options, or the forfeiture of, or withholding of Taxes with respect to, Company RSAs, Company Director RSAs, Company Options, Company RSUs, Company PSUs or Company PCUs in connection with any taxable event related to such awards, in each case, in accordance with the terms of the applicable Company Stock Plan);

(v)           (1) (A) incur or otherwise acquire, or modify in any material respect the terms of, any Indebtedness for borrowed money, (B) assume, guarantee or endorse or otherwise become responsible for any such Indebtedness of any other Person or (C) issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities in any Company Entity, except (x) inter-company Indebtedness solely among the Company and wholly owned Company Subsidiaries or (y)(I) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (II) overdraft facilities or cash management programs, in the case of each of the foregoing clauses (y)(I) and (y)(II), issued, made or entered into in the Ordinary Course of Business; (2) make any loans, advances or capital contributions to any other Person (except for a wholly owned Company Subsidiary); or (3) redeem, repurchase, prepay, defease or cancel any Indebtedness for borrowed money (other than Indebtedness for borrowed money between or among wholly owned Company Subsidiaries);

(vi)          sell, assign, transfer, lease, license, mortgage, pledge, create or incur any Lien (except for any Permitted Lien) on, otherwise encumber, allow to lapse or otherwise dispose of, any material asset, license, operation, right, product line, business or interest, and including any Equity Security and any Company Material Intellectual Property, except for (1) dispositions of assets or the lapse of rights no longer used, (2) related to Intellectual Property, (I) nonexclusive licenses granted in the Ordinary Course of Business or (II) the natural expiration of registrations therefor, or (3) dispositions solely among the Company Entities;

(vii)         (1) merge or consolidate with any Person, (2) acquire any Equity Securities in, or otherwise invest in, any Person (or any business thereof) (except for a wholly owned Company Subsidiary), by purchase of stock, securities or assets, or by merger, consolidation or contributions to capital, from any other Person (except for such transactions among the Company Entities), except for acquisitions of Equity Securities in the Ordinary Course of Business under the Company’s investment portfolio consistent with the Company treasury’s investment policy in effect as of the date hereof or (3) except in the Ordinary Course of Business, acquire any assets (other than Equity Securities, which are addressed by the foregoing clause (2)) from any Person (except for a wholly owned Company Subsidiary), except that, in the case of the foregoing clauses (2) and (3), for acquisitions or investments having a value or purchase price not in excess of $5,000,000 in the aggregate; provided, however, that no such acquisitions shall reasonably be expected to prevent, materially impair or materially delay the satisfaction of any condition to the Closing;

(viii)         make or authorize any payment of, or commitment for, capital expenditures in excess of $5,000,000 above the capital expenditures budgeted for and reflected in the Company’s capital expenditure projections for 2021 in Section 5.1(b)(viii) of the Company Disclosure Schedule;

(ix)          (1) enter into, materially modify or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Contract that is or would be (if in effect as of the date hereof) a Company Material Contract (except in the Ordinary Course of Business or as otherwise required or permitted under this Agreement); provided that in no event shall any Company Entity be permitted to enter into any Contract that would be a Company Material Contract contemplated by Section 3.14(a)(iv), Section 3.14(a)(v) (except as permitted in Section 5.1(b)(v)(2)), Section 3.14(a)(vi) (except as permitted in Section 5.1(b)(iv)), Section 3.14(a)(vii) (except as permitted in Section 5.1(b)(v)), Section 3.14(a)(xii) and Section 3.14(a)(xiii) (except as permitted in Section 5.1(b)(vii)), or waive, release or assign any material rights or claims thereunder;

(x)           except as required by the terms of any Company Benefit Plan in effect as of the date hereof, as otherwise contemplated by this Agreement or as set forth in Section 5.1(b)(x) of the Company Disclosure Schedule, (1) grant any equity or equity-based award or increase the compensation or benefits provided to any Company Service Provider, (2) grant or provide any severance or termination payments or benefits to any Company Service Provider other than the payment of severance amounts or benefits in the Ordinary Course of Business pursuant to the terms of a Company Benefit Plan set forth in Section 3.9(a) of the Company Disclosure Schedule and subject to the execution and nonrevocation of a release of claims in favor of the Company Entities, (3) accelerate the time of payment or vesting of, or the lapsing of restrictions related to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any Company Service Provider, (4) establish, adopt, enter into, terminate or amend any material Company Benefit Plan or any Company Employment and Severance Arrangement or establish, adopt or enter into any material plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof (other than changes to Company Benefit Plans made in the Ordinary Course of Business that do not materially increase the cost to the Company), or (5) hire or terminate (unless for cause) any individual with a base pay or fees in excess of $250,000;

(xi)           (1) adopt, enter into, modify, amend or terminate any collective bargaining agreement or similar agreement, or (2) recognize or certify any labor union or group of employees of any Company Entity as the bargaining representative for any employees of any Company Entity;

(xii)          settle any dispute or Action brought by a Provider for payments or processing of claims for medical services, except for (1) settlements of disputes (other than Actions) in the Ordinary Course of Business on commercially reasonable terms and (2) settlements of Actions involving only monetary payments where the amount paid in settlement is less than $500,000 individually;

(xiii)        settle or compromise, or waive any right related to, any Action brought against a Company Entity, except for any Action (other than any Action relating to Taxes or as provided in Section 5.1(b)(xii)) involving only the payment of money damages of less than $1,000,000, individually, or $5,000,000, in the aggregate, in excess of the amount, if any, expressly accrued for such Action by any Company Entity as of the date hereof (provided that, for the avoidance of doubt, no such settlement or compromise shall impose any injunction, equitable or other relief, remedy, limitation or Liability (including any business restriction, reporting requirement or monitoring oversight) on any Company Entity);

(xiv)        except as required by GAAP or Applicable SAP (or any interpretation of the foregoing), by applicable Law or by any Governmental Authority with jurisdiction over the business of the applicable Company Entity, as applicable, make any material change in financial accounting methods, principles or practices used by any Company Entity;

(xv)         authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution of any Company Entity;

(xvi)        except as otherwise required by applicable Law or the MCC Transaction Agreement, (1) make or change any material Tax election, (2) file any material amended Tax Return, (3) change any material Tax accounting method, (4) settle, compromise or surrender any material Action relating to Taxes, in excess of the amount of accrued reserves on the Company SEC Financial Statements related to such matter, (5) consent to any extension or waiver of any limitation period related to any material claim or assessment for Taxes, (6) surrender any material claim for a refund of Taxes or (7) file any material Tax Return in a manner, or reflecting a position, materially inconsistent with past practice;

(xvii)            terminate, cancel, surrender, suspend, allow to expire, fail to renew, abrogate, obtain or materially amend or modify (1) any license or certificate of authority to conduct business as an insurance company or health maintenance organization issued by the applicable insurance or health regulatory Governmental Authority or (2) any other material Permit, solely in respect of this clause (2), in a manner material and adverse to the Company Entities, taken as a whole;

(xviii)           make any material change in investment, hedging, underwriting or claims administration principles or practices or in methodologies for estimating and providing for medical costs and other liabilities, except, to the extent applicable, for any such change required by a change in applicable Law, GAAP or Applicable SAP;

(xix)             reduce in any material respect the budget or scope of the Company Entities’ program for, or otherwise reduce in any material respect the resources or efforts specifically dedicated by the Company Entities to, the maintenance and improvement of their respective Medicare star ratings; or

(xx)              agree, resolve, authorize or commit to take any action prohibited by this Section 5.1.

(c)            Without limiting Section 5.1(a) or Section 5.1(b), nothing in this Section 5.1 shall give Parent the right to control or direct the operations of any Company Entity prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision of its operations.

Section 5.2             Conduct of Parent Business Prior to Effective Time; Merger Sub Approval.

(a)            Parent shall not, and shall cause its Subsidiaries not to, directly or indirectly (whether by merger, consolidation or otherwise), acquire, purchase, lease or license (or agree to acquire, purchase, lease or license) any business, corporation, partnership, association or other business division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to prevent the Merger or the other transactions contemplated hereby from occurring prior to the Outside Date (as it may be extended under Section 7.1(b)(i)).

(b)            Immediately following the execution and delivery of this Agreement by the Parties, Parent, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL, by written consent.

Section 5.3              Preparation of the Proxy Statement; Information Supplied; Company Stockholders Meeting.

(a)            As promptly as reasonably practicable after the date hereof, (i) the Company shall commence a broker search under Section 14a-13 under the Exchange Act related to setting a record date for the Company Stockholders Meeting and (ii) the Company shall prepare, with reasonable, good-faith cooperation with Parent, the proxy statement relating to the Company Stockholder Approval (the “Proxy Statement”). The Company shall cause the Proxy Statement to comply as to form in all material respects with the Exchange Act, the Securities Act and any other applicable Law. Unless the Company Board has made a Company Change of Recommendation as permitted by Section 5.4(e) or Section 5.4(f), the Proxy Statement shall include the Company Recommendation. Parent shall (1) furnish to the Company all information regarding Parent and its Affiliates that is required to be set forth in the Proxy Statement pursuant to the Exchange Act and other applicable Laws, (2) provide the Company assistance and cooperation as may be reasonably requested by the Company in connection with the preparation of information to be included therein and (3) otherwise reasonably cooperate with and assist the Company in the preparation of the Proxy Statement and the resolution of any comments received from the SEC. Each of Parent and the Company shall cause none of the information supplied or to be supplied by or on behalf of it for inclusion or incorporation by reference in the Proxy Statement to, at the date it or any amendment or supplement is mailed to the Company Stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading; provided that Parent and the Company shall not have any Liability to each other for any portion of such information to the extent it expressly relates to the other Party, its controlled Affiliates or any of its Representatives.

(b)            The Company shall file the Proxy Statement in preliminary form with the SEC as soon as reasonably practicable after the date hereof, and the Company shall use reasonable best efforts to cause such filing to occur no later than thirty (30) days after the date hereof; provided that, prior to filing the Proxy Statement in preliminary or definitive form or mailing the Proxy Statement to the Company Stockholders, the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, and the Company shall consider in good faith and incorporate, in the Company’s discretion following such good faith consideration, the reasonable comments thereon of Parent and its counsel. The Company shall promptly (i) notify Parent in writing of the receipt of any comments from the SEC related to, or any request from the SEC for amendments or supplements to, the Proxy Statement and (ii) provide Parent with a copy of any substantive correspondence received from the SEC related to the Proxy Statement. The Company shall use reasonable best efforts (1) to respond promptly to, any comment from the SEC related to, or any request from the SEC for amendments or supplements to, the Proxy Statement; provided that the Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on any response to any such SEC comment or request and consider in good faith and incorporate, in the Company’s discretion following such good faith consideration, the reasonable comments thereon of Parent and its counsel, and (2) to cause the SEC to advise the Company as promptly as reasonably practicable that the SEC has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement. The Company shall not, and shall cause its Representatives not to, agree to participate in any substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, related to the Proxy Statement unless it consults with Parent in advance and, to the extent permitted by the SEC, allows Parent and its counsel to participate therein. The Company shall notify Parent of the time that the SEC advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement (such time, the “Proxy Statement Clearance Time”).

(c)            As soon as reasonably practicable after the date hereof and in accordance with applicable Law and the Company’s Constituent Documents, as applicable, in consultation with Parent, the Company shall duly set a record date, which shall be no later than ten (10) days after the Proxy Statement Clearance Time (the “Company Record Date”), for a special meeting of the Company Stockholders for the purpose of seeking the Company Stockholder Approval (the “Company Stockholders Meeting”), file the Proxy Statement in definitive form with the SEC and mail the Proxy Statement to the Company Stockholders entitled to vote at the Company Stockholders Meeting, duly call and give notice of the Company Stockholders Meeting and, as promptly as reasonably practicable after the Company Record Date, duly convene and hold the Company Stockholders Meeting. The Company shall not delay convening, or postpone or adjourn, the Company Stockholders Meeting without the prior written consent of Parent (unless required by Law); provided, however, that:

(i)             the Company may postpone or adjourn the Company Stockholders Meeting:

(1)            after consultation with Parent, (A) due to the absence of a quorum or (B) to solicit additional proxies if, at the time of such postponement or adjournment, the Company has not received proxies representing a sufficient number of shares of Company Common Stock for the Company Stockholder Approval to be received at the Company Stockholders Meeting, whether or not a quorum is present; or

(2)            after consultation with Parent, to allow reasonable additional time for (A) the filing and mailing of any supplemental or amended disclosure that the Company Board has determined in good faith after consultation with outside legal counsel is reasonably likely to be required by applicable Law and (B) for such supplemental or amended disclosure to be disseminated in a manner suitable under applicable Law and reviewed by the Company Stockholders prior to the Company Stockholders Meeting;

(ii)            the Company shall postpone or adjourn the Company Stockholders Meeting a single time at Parent’s direction for a period of up to ten (10) Business Days if (1) the Company delivers a Company Recommendation Change Notice under Section 5.4 within five (5) Business Days before the then-scheduled date of the Company Stockholders Meeting and (2) Parent requests such a postponement or adjournment in writing; and

(iii)           without the prior written consent of Parent, a proposal to adopt this Agreement (including any matters of procedure and matters required by applicable Law to be voted on by the Company Stockholders in connection with the adoption of this Agreement), a proposal for an advisory vote on certain compensation payable to executive officers of the Company in connection with the Merger and a proposal to approve the adjournment of the Company Stockholders Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the adoption hereof shall be the only proposals to be voted on at the Company Stockholders Meeting.

(d)            If the Company Board has not made a Company Change of Recommendation as permitted by Section 5.4(e) or Section 5.4(f), the Company shall use reasonable best efforts to (i) solicit from the Company Stockholders entitled to vote on the Company Stockholder Approval proxies in favor of the adoption hereof (including any matters of procedure or required by applicable Law in connection with the adoption hereof) and any proposal on an advisory vote on certain compensation payable to executive officers of the Company in connection with the Merger or to approve the adjournment of the Company Stockholders Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the adoption hereof and (ii) take all other actions reasonably necessary or advisable to obtain the Company Stockholder Approval.

(e)            If, at any time prior to the Effective Time, Parent or the Company discovers any information relating to Parent or the Company or any of their respective Affiliates that should be disclosed in an amendment or supplement to the Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party and the Company shall promptly prepare (with Parent’s reasonable assistance and cooperation) an appropriate amendment or supplement describing such information and file such amendment or supplement with the SEC and, to the extent required by applicable Law, disseminate it to the Company Stockholders.

(f)            Notwithstanding (i) any Company Change of Recommendation, (ii) the public proposal or announcement or other submission to the Company or any of its Representatives of an Alternative Acquisition Proposal or (iii) anything herein to the contrary, unless this Agreement is terminated under Article VII, the Company’s respective obligations under this Section 5.3 shall continue in full force and effect, subject to the express exceptions under this Section 5.3.

Section 5.4              No Company Solicitation.

(a)            The Company shall, and shall cause its Representatives to, immediately (i) cease and cause to be terminated all existing discussions or negotiations with any Person conducted prior to the Parties’ execution and delivery hereof related to any Alternative Acquisition Proposal and (ii) terminate all physical and electronic data room access previously granted to any such Person or its Representatives. The Company shall not, and shall cause its Representatives not to, directly or indirectly, (1) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing material non-public information), or take any other action designed to lead to, the submission by any Person of an Alternative Acquisition Proposal, (2) engage in, continue, knowingly facilitate, knowingly encourage or otherwise participate in any discussions or negotiations related to any Alternative Acquisition Proposal (other than solely in response to an inquiry that did not result from or arise in connection with a breach of this Section 5.4(a) to refer the inquiring Person to this Section 5.4(a) or to clarify the terms thereof), or provide any material non-public information to any Person in connection with, or related to, any Alternative Acquisition Proposal, (3) approve, endorse or recommend any Alternative Acquisition Proposal, (4) enter into any Contract (including any letter of intent, agreement, agreement in principle or memorandum of understanding) or similar document or commitment related to an Alternative Acquisition Proposal or (5) release or permit the release of any Person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any “standstill” or similar provision of any confidentiality agreement to which a Company Entity is a party; provided that, from the date hereof until receipt of the Company Stockholder Approval, the Company shall be permitted to waive any such “standstill” or similar provision that prohibits or purports to prohibit a confidential proposal being made to the Company Board (or any committee thereof), in each case, solely to the extent that the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to make such waiver would be inconsistent with its fiduciary duties under applicable Law and solely to the extent necessary to permit the Person bound by such “standstill” or similar provision to make a confidential Alternative Acquisition Proposal to the Company Board.

(b)            Notwithstanding anything in Section 5.4(a) to the contrary, until the Company Stockholder Approval is obtained, if the Company receives a bona fide written Alternative Acquisition Proposal made after the date hereof that does not result from a breach of this Section 5.4, and the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such Alternative Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Acquisition Proposal, (i) the Company may enter into an Acceptable Confidentiality Agreement with the Person making such Alternative Acquisition Proposal, (ii) the Company and its Representatives may provide information (including nonpublic information), and access to the Company Entities’ business, assets, books and records, Contracts or employees, in response to a request therefor by such Person, subject to such Acceptable Confidentiality Agreement; provided that any nonpublic information provided to such Person, including if posted to an electronic data room, shall be provided to Parent promptly (and in any event within forty-eight (48) hours) following the time it is provided to such Person, if such information has not previously been made available to Parent, and (iii) the Company and its Representatives may engage in discussion or negotiations for such Alternative Acquisition Proposal with such Person and its Representatives.

(c)            The Company shall promptly (and in no event later than twenty-four (24) hours after receipt) advise Parent in writing if the Company or any of its Representatives receives any (i) written or other bona fide inquiry, request for nonpublic information, discussion or negotiation that is reasonably expected to lead to or that contemplates or relates to an Alternative Acquisition Proposal or (ii) Alternative Acquisition Proposal or any proposal or offer that is reasonably expected to lead to an Alternative Acquisition Proposal, in each case, together with a written summary of the material terms and conditions of such indication, inquiry, request, Alternative Acquisition Proposal, proposal or offer, the identity of the Person making any such indication, inquiry, request, Alternative Acquisition Proposal, proposal or offer, and a copy of any written indication, inquiry, request, Alternative Acquisition Proposal, proposal or offer or any draft agreement (other than an Acceptable Confidentiality Agreement) provided by such Person. The Company shall keep Parent reasonably informed (orally or in writing) on a timely basis of the status and material details of any such Alternative Acquisition Proposal, request, inquiry, proposal or offer, including notifying Parent in writing within twenty-four (24) hours after the occurrence of any material amendment or modification thereof and promptly furnishing copies of any written inquiries, correspondence and draft documentation. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours) notify Parent in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Alternative Acquisition Proposal.

(d)            Except as provided in Section 5.4(e) or Section 5.4(f), neither the Company Board nor any committee thereof shall (i) (1) change, withhold, withdraw, qualify, amend or modify (or publicly propose to change, withhold, withdraw, qualify, amend or modify), in a manner adverse to Parent, the Company Recommendation, (2) fail to include the Company Recommendation in the Proxy Statement (in either preliminary or definitive form) or (3) adopt, approve or recommend, or publicly propose to adopt, approve or recommend, an Alternative Acquisition Proposal, (ii) if an Alternative Acquisition Proposal is publicly announced or disclosed, fail to reaffirm the Company Recommendation within ten (10) Business Days following Parent’s written request to do so; provided that Parent may only make such request once with respect to any particular Alternative Acquisition Proposal or any material publicly announced or disclosed amendment or modification thereto or (iii) make any public recommendation or public statement in connection with a tender offer or exchange offer, except for a recommendation against such offer or a “stop, look and listen” communication under Rule 14d-9(f) under the Exchange Act (each of the foregoing clauses (i)–(iii), a “Company Change of Recommendation”). In addition, neither the Company Board nor any committee thereof shall cause or permit any Company Entity to enter into any acquisition agreement, agreement and plan of merger or similar definitive Contract, or any other Contract (including any letter of intent, memorandum of understanding, agreement in principle or similar document, agreement or understanding), (1) constituting, related to or that would reasonably be expected to lead to an Alternative Acquisition Proposal (except for an Acceptable Confidentiality Agreement under Section 5.4(b)) (any such Contract, an “Alternative Acquisition Agreement”) or (2) requiring it to abandon or terminate this Agreement or fail to consummate the Merger or any other transaction contemplated hereby.

(e)            Notwithstanding anything in this Section 5.4 to the contrary, at any time before the Company Stockholder Approval is obtained, the Company Board may make a Company Change of Recommendation or authorize the Company to terminate this Agreement under Section 7.1(d)(i) if:

(i)            the Company has received a written Alternative Acquisition Proposal that did not result from a breach of this Section 5.4;

(ii)            the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such Alternative Acquisition Proposal is a Superior Acquisition Proposal and the failure to make a Company Change of Recommendation or authorize the Company to terminate this Agreement under Section 7.1(d)(i) in response to such Alternative Acquisition Proposal would be inconsistent with the Company Board’s fiduciary duties under applicable Law;

(iii)           the Company Board provides to Parent a prior written notice that the Company Board intends to make a Company Change of Recommendation or authorize the Company to terminate this Agreement under Section 7.1(d)(i) (a “Company Recommendation Change Notice”) in response to such Alternative Acquisition Proposal, which Company Recommendation Change Notice shall identify the Person making such Alternative Acquisition Proposal, attach a copy of any Alternative Acquisition Agreement and any proposed written definitive agreement, or the latest draft thereof, relating to such Alternative Acquisition Proposal and summarize in reasonable detail any material terms and conditions of such Alternative Acquisition Proposal that are not reflected in such copies;

(iv)           if requested by Parent, during the five (5) Business Day period after delivery of the Company Recommendation Change Notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives, which negotiation may be on a non-exclusive basis, related to revisions to this Agreement or the transactions contemplated hereby; and

(v)            at the end of such five (5) Business Day period and taking into account any changes to the terms hereof proposed by Parent in writing (provided that, if Parent has proposed any changes to the terms hereof or the transactions contemplated hereby and there is any subsequent amendment to any material term of such Alternative Acquisition Proposal, the Company Board shall provide a new Company Recommendation Change Notice (including all required information and documents as set forth in Section 5.4(e)(iii)) and an additional two (2) Business Day period from the date of such notice shall apply), the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that such Alternative Acquisition Proposal continues to be a Superior Acquisition Proposal and that the failure to make such a Company Change of Recommendation in response to such Alternative Acquisition Proposal or authorize the Company to terminate this Agreement under Section 7.1(d)(i) would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f)            Notwithstanding anything in this Section 5.4 to the contrary, at any time before the Company Stockholder Approval is obtained, the Company Board may make a Company Change of Recommendation if:

(i)            the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that a Company Intervening Event has occurred and the failure to make a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law;

(ii)            the Company Board provides to Parent a Company Recommendation Change Notice in response to such Company Intervening Event, which Company Recommendation Change Notice shall describe the facts relating to the Company Intervening Event;

(iii)            if requested by Parent, during the five (5) Business Day period after delivery of the Company Recommendation Change Notice, the Company and its Representatives negotiate in good faith with Parent and its Representatives related to revisions to this Agreement or the transactions contemplated hereby; and

(iv)           at the end of such five (5) Business Day period and taking into account any changes to the terms hereof proposed by Parent writing, the Company Board determines in good faith (after consultation with outside legal counsel and a nationally recognized financial advisor) that the failure to make such a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(g)            The Company agrees that any breach of, or failure to perform or comply with, this Section 5.4 in any material respect by the Company Board (or any member thereof), any controlled Affiliate or director or officer of any Company Entity or any other Representative of the Company, acting on behalf of the Company (any such breach or failure to perform or comply with, a “Representative Breach”), shall be deemed to be a breach by the Company of, or failure of the Company to perform and comply with its obligations under, this Section 5.4. Notwithstanding the Company’s obligations to cause its Representatives to take, or not to take, actions under this Section 5.4, except for any Representative Breach, no breach of, or failure to perform or comply with, this Section 5.4 by any Representative of the Company (other than the Company Board or any controlled Affiliate or director or officer of any Company Entity) shall be deemed a breach by the Company of, or failure of the Company to perform and comply with its obligations under, this Section 5.4.

(h)            Nothing under this Section 5.4 shall prohibit the Company or the Company Board from complying with Rule 14d-9, Rule 14e-2 or Item 1012 of Regulation M-A under the Exchange Act, or from making any legally required disclosures to stockholders (including any “stop, look and listen” communication under Rule 14d-9(f) under the Exchange Act) with regard to an Alternative Acquisition Proposal; provided, however, that neither this Section 5.4(h) nor any such disclosure shall be deemed to permit the Company Board to make a Company Change of Recommendation except in accordance with Section 5.4(e) or Section 5.4(f).

(i)            As used herein:

(i)            “Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those under the Confidentiality Agreement, including standstill provisions no less favorable in the aggregate to the Company than those under the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a standstill provision to the extent Parent is, concurrently with entry by the Company or any Company Subsidiary into such confidentiality agreement, released from any standstill provision in the Confidentiality Agreement);

(ii)            “Alternative Acquisition Proposal” means a bona fide inquiry, proposal or offer from any Person (except for Parent or one of its Representatives and other than the Merger contemplated by this Agreement) or “group,” within the meaning of Section 13(d) under the Exchange Act, for, in a single transaction or series of related transactions, any (1) acquisition of assets of the Company Entities equal to 25% or more of the Company’s consolidated assets or to which 25% or more of the Company’s revenues or net earnings on a consolidated basis are attributable, (2) acquisition of 25% or more of the outstanding Company Common Stock, (3) tender offer or exchange offer that, if consummated, would result in any Person having Beneficial Ownership of 25% or more of the outstanding Company Common Stock or (4) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company that would result in any Person or “group” having Beneficial Ownership of 25% or more of the outstanding Company Common Stock or 25% or more of the voting power of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity.

(iii)            “Company Intervening Event” means a material Effect that was not known to the Company Board prior to the Company’s execution and delivery hereof (or if known, the consequences of which were not known or reasonably foreseeable), which Effect, or any consequence thereof, becomes known to the Company Board after the Company’s execution and delivery hereof and before the Company Stockholder Approval is obtained; provided, however, that in no event shall any of the following be a Company Intervening Event or be taken into account in determining whether a Company Intervening Event has occurred: (1) the receipt, existence or terms of an Alternative Acquisition Proposal or any matter relating thereto or consequence thereof; (2) any matter contemplated by Section 5.7, including any noncompliance with Section 5.7 or any consequence thereof; (3) any Effect that is described in clauses (1)–(7) of the definition of Company Material Adverse Effect, except to the extent such Effect disproportionately adversely affects the Company Entities, taken as a whole, relative to the adverse effects thereof on other similarly situated companies operating in the industries in which the Company Entities operate; and (4) any change in the trading price or trading volume of the Company Common Stock or the Company meeting or exceeding any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period (provided that any Effect giving rise to or contributing to such change, meeting or exceedance that is not otherwise excluded by the foregoing clauses (1)–(3) may be a Company Intervening Event and may be taken into account in determining whether a Company Intervening Event has occurred); and

(iv)            “Superior Acquisition Proposal” means a bona fide Alternative Acquisition Proposal that the Company Board has determined, after consultation with its outside legal counsel and a nationally recognized financial advisor, in its good-faith judgment, taking into account all legal, regulatory and financial aspects of the proposal (including conditionality, expected timing and likelihood of consummation of the proposal), the identity of the Person making the Alternative Acquisition Proposal and any other factor the Company Board determines in good faith to be relevant, (1) is reasonably capable of being consummated under its terms and (2) if consummated, would result in a transaction more favorable to the Company Stockholders from a financial point of view than the transactions contemplated hereby; provided that, for purposes of the definition of “Superior Acquisition Proposal,” the references to “25%” in the definition of Alternative Acquisition Proposal shall be deemed to be references to “75%.”

Section 5.5             Notification of Certain Matters. Parent and the Company shall each give prompt notice to the other Party if any of the following occur after the date hereof:

(a)            receipt of any written notice to the receiving Party from any Third Party alleging that the Consent of such Third Party is or may be required in connection with the Merger or the other transactions contemplated hereby and such Consent would (in the good faith determination of such Party) reasonably be expected to (i) prevent or materially delay the Closing or the other transactions contemplated hereby or (2) be material to Parent, the Company or the Surviving Corporation;

(b)            receipt of any notice or other communication from any Governmental Authority (other than in its capacity as a customer of any Company Entity and except for any notice or communication contemplated by Section 5.7) or the NYSE or Nasdaq in connection with the Merger or the other transactions contemplated hereby; or

(c)            the occurrence of an event that would reasonably be expected to (i) prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby or (ii) result in the failure of any condition in Article VI to be satisfied; provided, however, that the delivery of any notice under this Section 5.5 shall not limit or otherwise affect the Parties’ respective rights and remedies available hereunder and no information delivered under this Section 5.5 shall, or shall be deemed to, update any section of the Company Disclosure Schedule or otherwise qualify or modify any of the Parties’ respective representations and warranties hereunder;

provided, however, that any Party’s breach of, or failure to perform or comply with its obligations under, this Section 5.5 shall not be considered a breach of, or a failure to perform or comply with, a covenant or agreement hereunder for purposes of Section 6.2(b) or Section 6.3(b), as applicable, as long as such breach or failure was not in bad faith.

Section 5.6             Access to Information. Upon reasonable notice, and except as may otherwise be required by applicable Law, the Company shall provide Parent and its Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to the Company Entities’ properties, books, records and personnel, and during such period, the Company shall cause to be furnished promptly to Parent, its Representatives and, to the extent provided in Section 5.9, its Financing Sources, all information concerning the Company Entities and their respective businesses, as Parent or the Financing Sources may reasonably request, including copies of such information as is necessary for the operation, ownership and management of the Company Entities’ business or information as may be required to permit Parent to satisfy its obligations to any Governmental Authority following the Effective Time (but in the case of the Financing Sources, only if relevant to the Financing); provided that Parent and the Financing Sources shall not use any information obtained under this Section 5.6 for any purpose unrelated to the Merger or the other transactions contemplated hereby; provided, however, that the Company shall not be required to (a) permit any invasive environmental sampling or (b) provide any such access or information that in the reasonable, good-faith judgment of the Company (i) would be reasonably likely to result in the disclosure of any trade secrets of third parties or breach any confidentiality obligation of any Company Entity; provided that the Company, subject to the provisions of Section 5.7(a), shall use reasonable best efforts to obtain the required consent of such third party to provide such access or disclosure, (ii) would be reasonably likely to jeopardize protections afforded any Company Entity under the attorney-client privilege; provided that the Company shall use reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege or (iii) any applicable Law requires the Company or any Company Subsidiary to restrict or prohibit access to any such properties or information; provided, further, that (A) the Company shall promptly notify Parent in writing if any reason described in the foregoing clauses (b)(i), (b)(ii) or (b)(iii) is applicable to any request for information and (B) if any such access or information is limited for the reasons described in the foregoing clauses (b)(i), (b)(ii) or (b)(iii), Parent and the Company shall use their respective reasonable best efforts to establish a process that (through use of steps such as targeted redactions, provision of information to counsel to review and summarize for Parent, use of a “clean room” environment for analysis and review of information by appropriate recipients in coordination with counsel and the Company or, in the case of clause (b)(ii), entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or losing such privilege) shall provide Parent with timely access to the fullest extent possible to the substance of the information described in this Section 5.6. All information obtained by Parent and its Representatives under this Section 5.6 shall be treated as “Evaluation Material” for purposes of the Confidentiality Agreement (and, if and to the extent applicable, such information shall be further treated as “Restricted Evaluation Material” for purposes of the Clean Room Agreement or “Restricted Synergies Evaluation Material” for purposes of the Synergies Clean Team Agreement). Notwithstanding any other provision hereof, each Party agrees that it shall not, and shall cause its Representatives not to, prior to the Effective Time, use any information obtained under this Section 5.6 for any competitive or other purpose unrelated to the consummation of the Merger; provided, however, that, prior to the Effective Time, nothing in this Section 5.6 shall limit any customary disclosures made by Parent to the Financing Sources, rating agencies, existing lenders (and related agents) or otherwise in connection with efforts or activities by Parent or the Financing Sources to obtain the Financing; provided, further, that the recipient of such information and other information contemplated to be provided by the Company pursuant to this Section 5.6 agree to customary confidentiality arrangements, including “click through” confidentiality agreements and confidentiality provisions.

Section 5.7             Consents, Approvals and Filings; Other Actions.

(a)            Subject to the terms and conditions hereof, each Party shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, to the extent permitted by applicable Law, to cause the conditions in Article VI to be satisfied as promptly as reasonably practicable after the date hereof (and in any event no later than the Outside Date (as it may be extended under Section 7.1(b)(i)), including making all Filings to or with, and using reasonable best efforts to obtain all Consents of, Governmental Authorities that are necessary, proper or advisable to consummate the Merger (including the HSR Clearance, the Required Filings, the Required Consents, the Specified Filings and the Specified Consents). In addition, the Company shall use reasonable best efforts to obtain all Consents of (i) Persons other than Governmental Authorities and (ii) Governmental Authorities in their capacity as a customer (any such Person, including Governmental Authorities in their capacity as a customer, a “Third Party”) that are necessary, proper or advisable to consummate the Merger; provided, however, that the Company shall not be obligated to make, or commit or agree to make, any concession or payment to, or incur any Liability to, any such Third Party to obtain any such Consent, and may not make any such concession or payment or incur any such Liability, without Parent’s prior written consent or be required to make, or commit or agree to make, any such concession or payment to, or incur any Liability that is not conditioned on the consummation of the Merger; provided, further, that, notwithstanding the obligations of the Company pursuant to this sentence of this Section 5.7(a) to use reasonable best efforts to obtain such Consents from such Third Parties, the Company’s inability or failure to obtain any such Consents, and any consequences to the extent arising out of or related to such inability or failure, including the termination by any such Third Party of a Contract between such Third Party and any Company Entity to the extent related to the Merger, shall in no event (1) be deemed a breach of, or failure to perform or comply with, a covenant or agreement hereunder for purposes of Section 6.2(b) or (2) grant Parent any right to terminate this Agreement pursuant to Section 7.1 or fail to consummate the Merger and the transactions contemplated hereby (for the avoidance of doubt, and not in limitation of the foregoing, this proviso is applicable to the Specified Consent set forth under Item 8 of Section 3.4(b)(iv) of the Company Disclosure Schedule).

(b)            In furtherance and not in limitation of the covenants contained in Section 5.7(a), Parent shall take or cause to be taken, do or cause to be done, negotiate, commit to, suffer, agree to and effect any action, commitment, condition, contingency, contribution, cost, donation, expense, liability, limitation, loss, obligation, payment, restriction, restraint, requirement, term or undertaking (including any Divestiture Action) to the extent necessary to (i) resolve any objection that a Governmental Authority asserts (or threatens to assert) under any applicable Law related to the Merger and (ii) avoid or eliminate any impediment under any applicable Law asserted by any such Governmental Authority related to the Merger, in each case, to the extent necessary to cause the conditions set forth in Section 6.1(b) and Section 6.1(c) to be satisfied at least three (3) Business Days prior to the Outside Date (as it may be extended under Section 7.1(b)(i)) (collectively, “Regulatory Concessions”); provided, however, that, notwithstanding anything herein to the contrary, neither Parent nor any of its Affiliates shall be required (1) to commence or defend any Action against any Governmental Authority in connection with the transactions contemplated hereby (other than administrative applications for reconsideration or similar administrative appeals of adverse administrative determinations brought in administrative forums related to a Required Consent or a Required Filing) or (2) to take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, agree to or effect any Regulatory Concession (including any Divestiture Action) that, individually or in the aggregate with all Regulatory Concessions, would or would reasonably be expected to result in a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of (A) Parent and its Subsidiaries, taken as a whole, (B) the Company Entities, taken as a whole, or (C) Parent and its Subsidiaries (including the Company Entities), taken as a whole, after giving effect to the transactions contemplated hereby (the “Combined Company”); provided that (I) for purposes of each of the foregoing clauses (A) and (C), Parent and its Subsidiaries, taken as a whole, and the Combined Company, respectively, shall be deemed to be of the size, scope and scale, and with the business, assets, Liabilities, financial condition and results of operations, of the Company Entities, taken as a whole, and (II) in determining whether any Regulatory Concession, individually or in the aggregate with all other Regulatory Concessions, would or would reasonably be expected to result in such a material adverse effect under each of the foregoing clauses (A), (B) or (C), any adverse impact on the synergies reasonably expected to be realized from the Merger shall (without duplication) be taken into account (any such Regulatory Concession, individually or in the aggregate, a “Burdensome Condition”). As used herein, a “Divestiture Action” means any divestiture, sale, license or other disposition of, or subjection to any hold-separate order of, any assets (including any Subsidiary, health plan, operation, division, business, product line or business relationship, or the termination, assignment or novation of any Contract or rights) of Parent, the Company, or their respective Affiliates.

(c)            (i) As soon as reasonably practicable after the date hereof, taking into account the views and input, if any, from applicable Governmental Authorities, but in no event later than thirty (30) days after the date hereof, Parent shall file, or cause to be filed, “Form A Statements” or similar change-of-control applications with the insurance commissioners or departments of health or other Governmental Authorities in each jurisdiction where required by applicable Law seeking approval of Parent’s acquisition of control of each applicable Company Regulated Subsidiary which results from the Merger, (ii) as soon as reasonably practicable after the date hereof, taking into account the views and input, if any, from applicable Governmental Authorities, but in no event later than thirty (30) days after the date hereof, Parent shall file, or cause to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable Laws related to the Merger, (iii) as soon as reasonably practicable after the date hereof, taking into account the views and input, if any, from applicable Governmental Authorities, but in no event later than twelve (12) Business Days after the date hereof, each of Parent and the Company shall file a notification and report form for the transactions contemplated hereby under the HSR Act with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”), (iv) as soon as reasonably practicable after the date hereof, each of Parent and the Company shall make, or cause to be made, any other Filing thereby that may be required by any applicable Antitrust Law or other Law (including any Specified Filing not addressed by the foregoing clauses (i)–(iii)) and (v) not later than sixty (60) days prior to the Closing Date, Parent and the Company shall file, or cause their respective Subsidiaries to file, any required notice to CMS, with a separate notice to the CMS Central and/or Regional Office Medicare Advantage and/or Part D plan manager if applicable. The Parties shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested in connection with any of the foregoing Filings.

(d)            Except for a pull-and-refile by Parent pursuant to 16 C.F.R. 803.12 (which shall not require the Company’s consent), none of the Parties, without the other Party’s prior written consent, shall (i) enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of the waiting period applicable to the contemplated transactions under the HSR Act or any Antitrust Laws or (ii) enter into any timing or similar agreement, or otherwise agree or commit to any arrangement, that would bind or commit the parties not to consummate the contemplated transactions (or that would otherwise prevent or prohibit the parties from consummating the contemplated transactions) for a period of time; provided that Parent shall not pull-and-refile more than once without the Company’s prior written consent.

(e)            Each Party shall (i) consult and cooperate reasonably with the other Parties in connection with (1) without prejudice to Section 5.7(c), any Filing contemplated by this Section 5.7 and any analysis, appearance, presentation, memorandum, brief, argument, response to questions from any Governmental Authority, opinion or proposal made or submitted in connection with any such Filing and (2) any Action relating to the Merger or the other transactions contemplated hereby, including any governmental inquiry, investigation or proceeding initiated by a private party, and (ii) keep the other Party reasonably informed and on a reasonably timely basis of (1) any communication received by such Party from, or given by such Party to, any Governmental Authority in connection with the Merger, including the FTC, the Antitrust Division or any federal and state departments of health, state insurance departments or other Governmental Authority with jurisdiction under applicable Health Care Laws or Insurance Laws, and (2) any communication received or given by a private Person in connection with any governmental inquiry, investigation or proceeding, in each case, related to the Merger; provided that no Party shall be required to share with any other Party any Personal Information. Except as may be prohibited by any Governmental Authority or by applicable Law, each Party shall permit authorized Representatives of the other Party to (A) participate at or in each substantive meeting, conference or telephone call with a representative of a Governmental Authority relating to any such Filing or Action, (B) have reasonable access to and be consulted in connection with any material document, opinion or proposal made or submitted to any Governmental Authority in connection with any such Filing or Action and (C) review prior to filing or submission any Filing with or submission to (including any response to questions from) any Governmental Authority submitted as required by Section 5.7(c). Without limiting Parent’s covenants and agreements under Section 5.7(a) and Section 5.7(b), Parent shall have the right to direct and take the lead in (I) coordinating and making, including (without prejudice to the requirements of Section 5.7(c)) determining the timing of, all Filings with Governmental Authorities in connection with the Merger, (II) determining the strategy and timing for, and making all material decisions related to the Parties obtaining all Consents of a Governmental Authority contemplated by this Section 5.7 (including the HSR Clearance and Required Consents), (III) coordinating and, except for communications responding to requests or inquiries by any Governmental Authority directed specifically at the Company, making all communications with Governmental Authorities related to the Parties obtaining all Consents of a Governmental Authority contemplated by this Section 5.7 and (IV) resolving any Action related to any such Filing or Consent or the Merger by any Governmental Authority, including any governmental inquiry, investigation or proceeding initiated by a private party; provided that Parent shall consult reasonably with the Company related to the foregoing and consider in good faith the Company’s views related thereto. Notwithstanding the Company’s covenants and agreements under Section 5.7(a), without Parent’s prior written consent, the Company shall not, and shall not permit any Company Entity or any of their respective Representatives to, take or cause to be taken, do or cause to be done, propose, negotiate, commit to, suffer, agree to or effect any Regulatory Concession.

Section 5.8             Indemnification.

(a)            From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to fulfill and honor in all respects the obligations of the Company Entities imposed under (i) each indemnification agreement between any Company Entity and any Indemnified Person (the “Company Indemnification Agreements”) and (ii) any indemnification provision and any exculpation provision in the Constituent Documents of the Company Entities as in effect on the date hereof. The Constituent Documents of the Surviving Corporation and the Surviving Corporation’s Subsidiaries shall contain provisions related to indemnification and exculpation from liability no less favorable than the indemnification, exculpation from liability and advancement of expenses provisions in the Constituent Documents of the Company or its relevant Subsidiaries on the date hereof, and, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Closing Date, such provisions shall not be amended, repealed or otherwise modified in any manner that could adversely affect the rights thereunder of any Indemnified Person.

(b)            During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Closing Date, Parent shall cause the Surviving Corporation or its applicable Subsidiaries to, indemnify and hold harmless, and advance expenses to, the Indemnified Persons against any out-of-pocket costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with any actual or threatened Action arising out of or relating to (i) the fact that such Indemnified Person is or was a director, officer, employee or agent of any Company Entity, (ii) any acts or omissions occurring or alleged to occur prior to or at the Effective Time in such Indemnified Person’s capacity as a director or officer of any Company Entity, whether asserted or claimed prior to, at or after the Effective Time or (iii) the Merger, this Agreement or the transactions contemplated hereby, in each case, to the fullest extent permitted by applicable Law, any applicable Company Indemnification Agreement and the Constituent Documents in effect as of the date hereof.

(c)            Through the sixth (6th) anniversary of the Closing Date, Parent shall cause the Surviving Corporation or its applicable Subsidiaries to maintain in effect, for the benefit of the Indemnified Persons, a level and scope of directors’ and officers’ liability insurance coverage at least as favorable as the level and scope thereof set forth in the Company’s current directors’ and officers’ liability insurance program in effect as of the date hereof and made available to Parent; provided, however, that in no event shall the Surviving Corporation be required to expend in any one (1) year an amount in excess of 300% of the annual premium currently payable by the Company related to such current policy (the “Annual Cap”); provided, further, that, if the annual premiums payable for such insurance coverage exceed the Annual Cap, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost equal to the Annual Cap. In lieu of the obligations in, and notwithstanding anything in, the immediately preceding sentence, the Company, in consultation with Parent, may obtain a prepaid “tail” policy prior to the Effective Time that provides the Indemnified Persons with directors’ and officers’ liability insurance for a period ending no earlier than the sixth (6th) anniversary of the Closing Date; provided that the annual premiums payable for such “tail” policy shall not exceed the Annual Cap.

(d)            If Parent or the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations of the Surviving Corporation (or Parent) under this Section 5.8.

(e)            From and after the Closing, the Indemnified Persons shall be third-party beneficiaries of this Section 5.8, with full rights of enforcement as if a party hereto. The rights of the Indemnified Persons under this Section 5.8 shall be in addition to, and not in substitution for, any other rights that any such Indemnified Person may have under the applicable Constituent Documents or any Company Indemnification Agreement.

(f)            Nothing herein is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence related to the Company Entities for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to or in substitution for any such claims under such policies.

(g)           As used herein, “Indemnified Person” means any Person who is or was an officer, director or employee of any Company Entity at or at any time prior to the Effective Time.

Section 5.9             Financing Cooperation.

(a)            The Company shall, and shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its and their respective Representatives, including legal, Tax, regulatory and accounting Representatives, to provide, on a timely basis, all reasonable cooperation requested by Parent and/or the Financing Sources in connection with the arrangement of debt financing sought by Parent in connection with the transactions contemplated by this agreement (the “Financing”) or a refinancing of Parent’s debt (the “Parent Refinancing”). Without limiting the generality of the foregoing, such cooperation shall include the following: (i) promptly providing Parent and the Financing Sources and their respective agents with (1) such customary financial and other information with respect to the Company and its Subsidiaries as Parent shall reasonably request in order to consummate the Financing, including any financial statements or other financial information to the extent required by the SEC or Rule 3-05 of Regulation S-X, in connection with any completed or pending acquisitions or dispositions by the Company, that, upon completion thereof, would be required to be included in a registration statement filed by the Company that is not already otherwise publicly available and filed by the Company on the SEC’s Website, EDGAR, which statements and information may be used by Parent in connection with any such Financing; and (2) other information as may be reasonably requested by Parent, the Financing Sources or their respective agents and of a type customarily prepared and delivered by the Company to prepare offering memoranda, private placement memoranda (including under Rule 144A under the Securities Act), registration statements and prospectuses under the Securities Act and other materials in connection with an offer or sale of securities in connection with such Financing; provided that the Company shall not be obligated to (v) prepare any pro forma financial information or projections (for which, for the avoidance of doubt, Parent shall be solely responsible), (w) provide a description of all or any component of the Financing or other information customarily provided by the Financing Sources or its counsel, (x) provide risk factors relating to all or any component of the Financing or Parent, (y) prepare separate subsidiary financial statements or any other information of the type required by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or segment reporting to the extent not otherwise required by applicable law and regulation or (z) in the case of a private offering or private placement by Parent, provide other information customarily excluded from each of a confidential information memorandum and an offering memorandum (all information required to be delivered under this clause (i) being referred to as the “Required Information”); provided, however, that all information pursuant to the foregoing clause (2) shall be deemed to have been delivered, as of any date of determination, if the Company has complied in all material respects with its obligations under the Exchange Act to file reports with the SEC as of such date; (ii) participating (including by making members of senior management, certain representatives and certain nonlegal advisors available to participate by teleconference or virtual meeting platforms) upon reasonable prior notice in a reasonable number of meetings at reasonable times and locations (including customary one-on-one meetings with the parties acting as lead arrangers or agent for, and prospective lenders and purchasers of, the Financing and senior management and Representatives of the Company Entities), due diligence sessions, presentations, “road shows,” drafting sessions and sessions with the rating agencies in connection with the Financing; (iii) reasonably cooperating with the Financing Sources’ and their respective agents’ due diligence, including providing access to documentation reasonably requested by such Persons in connection with lending or debt capital markets or other debt securities transactions; (iv) reasonably cooperating with the marketing efforts for any portion of the Financing; (v) aiding in the preparation of customary documentation, including bank information memoranda, prospectuses and similar documents (which may incorporate, by reference, periodic and current reports filed by the Company with the SEC), rating agency presentations, virtual road show presentations, private placement memoranda and written offering materials and similar documents used to complete such Financing (including delivery of one or more customary representation letters), in each case, to the extent information contained therein relates to the business of the Company Entities; (vi) to the extent necessary to consummate any such Financing, using commercially reasonable efforts to cause its certified independent auditors to provide (A) consent to use of their reports in any materials relating to the Financing or Parent Refinancing, including SEC filings, prospectuses and offering memoranda that include or incorporate the Company’s consolidated financial information (including information of any entity recently acquired by the Company or whose acquisition by the Company is pending of whose financials would be required to be included in order for a registration statement filed by the Company to be declared effective) and their reports thereon and (B) auditors reports and comfort letters (including “negative assurances” comfort) for the financial information relating to the Company Entities (including any entity recently acquired by the Company or whose acquisition by the Company is pending of whose financials would be required to be included in order for a registration statement filed by the Company to be declared effective) in customary form in connection with the Financing or Parent Refinancing; (vii) taking all actions reasonably necessary in connection with the payoff of existing indebtedness of the Company Entities on the Closing Date and the release of related Liens on the Closing Date (including obtaining customary payoff letters, lien terminations and other instruments of discharge; provided that the consummation of any such repayment or prepayment and termination shall be contingent upon the occurrence of the Merger); (viii) causing the taking of corporate and organizational actions reasonably necessary to permit the completion of the Financing, (ix) providing, at least five (5) Business Days prior to the Closing Date to the extent Parent notifies the Company of such request at least ten (10) Business Days prior to the Closing Date, to the Financing Sources all documentation and other information reasonably requested at least ten (10) Business Days prior to the Closing Date by such Financing Sources that such Financing Sources reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act; (x) cooperating in procuring corporate and facilities ratings for the Financing in each case, from each of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc.; (xi) executing authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and containing a representation to the Financing Sources that the portion of the public side versions of such documents supplied by the Company, if any, do not include material nonpublic information about the Company Entities or their respective Affiliates or securities; and (xii) informing Parent if the chief executive officer, chief financial officer, treasurer or controller of the Company or any member of the Company Board has knowledge of any facts as a result of which a restatement of any of the Company’s financial statements, in order for such financial statements to comply with GAAP, is probable.

(b)            Notwithstanding anything in Section 5.9(a), none of the Company Entities shall be required to (i) agree to pay any commitment or other fee prior to the Closing in connection with the Financing, (ii) make any payment or incur any other liability or give any indemnity in connection with the Financing prior to the Closing other than expenses reimbursable under Section 5.9(d), (iii) take any action that would require any director, officer or employee of any Company Entity to execute any document, agreement, certificate or instrument that would be effective prior to the Closing, (iv) take any action that would unreasonably interfere with the ongoing business or operation of the Company Entities, (v) take any action that would conflict with or violate the Constituent Documents of the Company Entities, any material Contract to which a Company Entity is a party or applicable Law or (vi) cause any director, officer or employee of any Company Entity to incur actual or potential personal liability or breach any fiduciary duty, or (vii) provide access to or disclose information that the Company reasonably determines could jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, the Company (provided that the Company shall use reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege); provided, however, that the foregoing clause (iii) shall not apply to (1) customary authorization letters to the extent required by foregoing clause (xi) of Section 5.9(a) or (2) customary resolutions, representation letters, officer’s certificates, supplemental indentures (which do not result in the creation or assumption of any additional obligations on any Company Entity prior to the Effective Time) and solicitation agreements and similar documents required to be executed in connection with the closing of a sale of securities (registered or unregistered), debt offering into escrow or in connection with any consent solicitation, offer to purchase or offer to exchange, in each case, on customary terms referred to in Section 5.9(c) below.

(c)            At Parent’s request, the Company shall cause its Representatives to use its and their commercially reasonable efforts to reasonably cooperate with Parent and Merger Sub to, related to the Company’s 4.400% Senior Notes due 2024 (collectively, the “Notes”) and the related indentures (as amended or supplemented prior to the date hereof), (i) commence any of (1) one or more offers to purchase any or all of the outstanding series of Notes for cash (the “Offers to Purchase”) or (2) one or more offers to exchange any or all of the outstanding Notes for securities issued by Parent or its Subsidiaries (the “Offers to Exchange”) and (ii) conduct consent solicitations to obtain from the requisite holders thereof consent to certain amendments to such indentures (the “Consent Solicitations” and, together with the Offers to Purchase and Offers to Exchange, if any, the “Company Note Offers and Consent Solicitations”); provided that (1) any such transaction shall be funded using consideration provided by Parent or its Subsidiaries and all costs and expenses relating thereto shall be paid by Parent or its Subsidiaries, (2) the Company and its Subsidiaries shall not be required to incur any other liability in connection with any Company Note Offers and Consent Solicitations and Parent agrees it shall be responsible for all such liabilities incurred by the Company in connection with any Company Note Offers and Consent Solicitations, (3) any documentation relating to any Company Note Offers and Consent Solicitations and all material requested to be published or mailed to the holders of the Notes shall be subject to the prior review of, and comment by Parent and the Company shall consider in good faith the reasonable comments thereon, (4) and any Offer to Purchase or Offer to Exchange shall be contingent upon the occurrence of the Closing unless otherwise agreed by the Company, and not consummated prior to Closing. Any Company Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are reasonably proposed by Parent or its Subsidiaries, are reasonably acceptable to the Company and are permitted or required by the terms of such Notes, the applicable indentures and applicable Laws, including SEC rules and regulations, and the Company shall not be responsible for the success or consummation thereof. Subject to the receipt of the requisite consents, in connection with any or all of the Consent Solicitations, the Company shall execute supplemental indentures to the applicable Notes indentures in accordance with the terms thereof amending the terms and provisions of such indentures in a form as reasonably requested by Parent and reasonably acceptable to the Company, which supplemental indentures shall not become effective until Closing. At Parent’s expense, the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its and their respective Representatives to, on a timely basis, upon the reasonable request of Parent or its Subsidiaries, provide reasonable cooperation in connection with any Company Note Offers and Consent Solicitations (including but not limited to requesting, and using commercially reasonable efforts to cause, (A) the Company’s independent accountants giving effect to any disposition requiring recast or restatement of financial statements if required in order for a registration statement of the Company to be declared effective (and certified independent auditors of any company recently acquired or whose acquisition by the Company is pending of whose financial statements would be required to be included in order for a registration statement filed by the Company to be declared effective) to provide customary consents for use of their reports to the extent required in connection with any Company Note Offers and Consent Solicitations and (B) the Company’s Representatives to furnish any customary certificates, legal opinions or negative assurance letters in connection with the Company Note Offers and Consent Solicitations). The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Company Note Offers and Consent Solicitations will be selected by Parent and reasonably acceptable to the Company and their fees and out-of-pocket expenses will be paid directly by Parent. Additionally, prior to the Closing, at Parent’s request, the Company shall use its reasonable best efforts to cooperate with Parent in Parent’s preparation of notices and documentation necessary to, and, redeem and/or satisfy and discharge the Notes upon the Closing.

(d)            Parent shall (a) whether or not the Merger is consummated or this Agreement is terminated, indemnify and hold harmless the Company Entities and their respective directors, officers, employees, equityholders, Representatives, advisors and Affiliates from and against any out-of-pocket costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, or damages suffered or incurred by any of them in connection with the arrangement of the Financing, Company Note Offers and Consent Solicitations (as defined above) and any information utilized in connection therewith (other than with respect to any material misstatement or omission in the information provided by any Company Entity expressly for use in connection therewith) and (b) from time to time (and promptly upon request by the Company) promptly reimburse the Company for any reasonable and documented out-of-pocket expenses and costs (including reasonable out-of-pocket auditor’s and attorney’s fees and expenses) incurred in connection with the Company’s or its Subsidiaries’ or Representatives’ obligations under this Section 5.9, including in connection with the Financing and Company Note Offers and Consent Solicitations; except, in each case, (i) to the extent any such cost or expense, judgment, fine, loss, claim, or damage results from the willful misconduct or gross negligence of Company Entities or their respective Representatives as determined by a court of competent jurisdiction in a final and non-appealable judgment, (ii) any costs and expenses incurred in connection with the preparation of historical financial statements or any other general auditor and legal expenses the Company would have incurred regardless of whether cooperation was requested pursuant to this Section 5.9 and (iii) any other amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the Financing, Company Note Offers and Consent Solicitations. This Section 5.9(d) shall survive the Effective Time or earlier termination of this Agreement.

(e)            On or prior to the Closing, (i) the Company shall deliver to Parent an executed payoff letter from the administrative agent under the Existing Credit Facility (the “Credit Agreement Payoff Letter”), together with any applicable related lien release documentation, in customary form, and including language in the Credit Agreement Payoff Letter (1) indicating the total amount required to be paid to fully satisfy all principal, interest, and any other monetary obligations then due and payable under the Existing Credit Facility as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”), (2) stating that upon receipt of the Payoff Amount under such Payoff Letter, the Existing Credit Facility and all related loan documents shall be terminated (subject to customary reinstatement language), as applicable, (3) providing that all Liens and all guarantees in connection therewith relating to the assets and properties of any Company Entity securing such obligations shall be released and terminated upon the payment of the Payoff Amount (subject to customary reinstatement language) and (4) shall effect the return after receipt of the Payoff Amount of all possessory collateral in connection with such Indebtedness or otherwise provide customary lost stock affidavits (in each case, to the extent practicable on the Closing Date); provided that the Credit Agreement Payoff Letter shall be contingent upon the occurrence of the Closing, unless otherwise agreed by the Company and (ii) the Company shall use reasonable best efforts to deliver to Parent an executed waiver letter from the issuer under the Existing Continuing Agreement, reasonably acceptable to Parent, which provides for the waiver of the “change of control” under the Existing Continuing Agreement and any other defaults or events of defaults thereunder triggered by the transactions contemplated by this Agreement; provided that the Company shall not be obligated to make or incur, or to commit or agree to make or incur, any concession, payment, Liability or modification to the Existing Continuing Agreement, in each case, in connection with the foregoing clause (ii) unless such concession, payment, Liability or modification is contingent upon, and payable at or in connection with, the occurrence of the Closing, is approved in writing by Parent and, in the case of any payment or Liability, reimbursed pursuant to Section 5.9(d).

(f)            Notwithstanding anything herein, each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Financing or any other financing by Parent is not a condition to Closing.

Section 5.10           Delisting. Prior to the Effective Time, upon Parent’s request, the Company shall use reasonable best efforts to take all actions necessary to be taken prior to the Effective Time to cause the delisting of the Company Common Stock from Nasdaq and the termination of the Company’s registration under the Exchange Act, in each case, as soon as reasonably practicable following the Effective Time, subject to compliance with the Company’s obligations under the Exchange Act.

Section 5.11           Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall use reasonable best efforts to cause (and the Company shall be permitted to cause) any dispositions of Company Common Stock (including derivative securities related to Company Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act related to the Company or shall become subject to such reporting requirements related to Parent, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.

Section 5.12           Employee Benefit Matters.

(a)            Except as otherwise required by any collective bargaining agreement or other agreement with a labor union or other employee representative body, for a period of one (1) year immediately following the Effective Time (or if shorter, during the period of employment) (the “Continuation Period”), Parent shall provide, or shall cause to be provided, to each employee of any Company Entity who continues to be employed by Parent or its Subsidiaries (each, a “Continuing Employee”) with (i) an annual base salary or wage rate that is no less favorable than that provided to each such Continuing Employee immediately prior to the Effective Time, (ii) target annual cash incentive opportunities and target long-term incentive compensation opportunities that are no less favorable than those provided to each such Continuing Employees immediately prior to the Effective Time, (iii) target long-term incentive compensation grants that are no less than those granted by the Company in connection with the most recent annual long-term incentive compensation grant cycle of the Company, (iv) employee benefits that are no less favorable in the aggregate than those provided to each such Continuing Employee immediately prior to the Effective Time, and (v) severance benefits that are no less favorable than the severance benefits provided to each Continuing Employee immediately prior to the Effective Time. Parent shall or shall cause its Subsidiaries to honor and assume all obligations and pay all amounts due under the employment agreements, retention agreements and severance plans and agreements listed in Section 5.12(a) of the Company Disclosure Schedule (the “Company Employment and Severance Arrangements”) in accordance with their terms.

(b)            Parent and the Company acknowledge and agree that (i) the consummation of the Merger shall constitute a “Change in Control” (or like term) under each Company Benefit Plan to which such term is relevant.

(c)            For purposes of vesting, eligibility to participate and level of benefits under any employee benefit plans of Parent and its Subsidiaries in which a Continuing Employee may be able to participate on or following the Effective Time (the “New Plans”), each such Continuing Employee shall be credited with his or her years of service with the Company Entities and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing service credit shall not be required to apply (i) to the extent that its application would result in a duplication of benefits related to the same period of service, (ii) for purposes of eligibility, vesting or benefit accruals under any defined benefit pension plan and (iii) for purposes of eligibility, vesting or benefit accruals under any retiree medical or welfare arrangement. In addition, and without limiting the generality of the foregoing, for any New Plans that are welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Corporation (“Purchaser Welfare Company Benefit Plans”) in which a Continuing Employee may be eligible to participate on or after the Effective Time, Parent and the Surviving Corporation shall (1) waive, or cause the applicable insurance carrier to waive, all limitations as to eligibility waiting periods and preexisting and at-work conditions, if any, related to participation and coverage requirements applicable to each Continuing Employee under any Purchaser Welfare Company Benefit Plan to the same extent waived or otherwise satisfied under a comparable Company Benefit Plan, and (2) provide, or cause the insurance carrier to provide, credit to each Continuing Employee for any co-payments, coinsurance, deductibles and out-of-pocket expenses paid by such Continuing Employee under the Company Benefit Plans during the plan year in which such Continuing Employee’s participation commenced.

(d)           For the full performance year during which the Closing occurs, annual cash incentive bonus payments shall be allocated in consultation with management of the Company immediately prior to the Closing and paid at the time the Company would otherwise have paid annual cash incentive bonuses absent the consummation of the Merger in accordance with the terms of the applicable Company annual cash incentive bonus plan; provided that the amount payable for the portion of the performance year through the Closing shall be no less than the amount accrued through Closing on the Company’s balance sheet.

(e)           Parent shall, or shall cause the Surviving Corporation to, recognize and honor each Continuing Employee’s paid time off and carryover paid health days accrued but unused through the Effective Time.

(f)            If requested by Parent no later than fifteen (15) days prior to the Closing Date, effective as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Closing, the Company shall terminate or shall cause the termination of each U.S. tax-qualified defined contribution plan provided to current and former employees of the Company Entities (each, a “Company Qualified Plan”). In such event, prior to the Closing Date and thereafter (as applicable), the Company and Parent shall take any and all action as may be required, including amendments to a U.S. tax-qualified defined contribution plan maintained by Parent or one of its Subsidiaries (each, a “Parent Qualified Plan”), to vest all account balances and permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in cash or notes (representing plan loans from the Company Qualified Plan) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Continuing Employee from such Company Qualified Plan to the corresponding Parent Qualified Plan. If the Company Qualified Plan is terminated as described herein, the Continuing Employees shall be eligible to participate in a Parent Qualified Plan immediately following the Closing Date.

(g)           Nothing in this Section 5.12 shall be treated as an amendment of, or undertaking to amend, any Benefit Plan. The provisions of this Section 5.12 are solely for the benefit of the respective parties to this Agreement, and nothing in this Section 5.12, express or implied, shall confer upon any Continuing Employee, or legal representative or beneficiary thereof or any other Person, any rights or remedies, including any right to employment or service or continued employment or service for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right of any employee or beneficiary of such Continuing Employee or other Person under a Company Benefit Plan that such Continuing Employee or beneficiary or other Person would not otherwise have under the terms of that Company Benefit Plan.

Section 5.13           Company Stockholder Litigation. In the event that any Action related to this Agreement, the Merger or the other transactions contemplated hereby is brought against the Company or its directors or officers (“Company Stockholder Litigation”), the Company shall as promptly as reasonably practicable notify Parent of such Company Stockholder Litigation and shall keep Parent informed on a current basis of the status thereof. The Company shall give Parent the opportunity to participate in, but not control, the defense and settlement of any such Company Stockholder Litigation; provided, however, to the extent permitted by applicable Law, the Company shall not settle any Company Stockholder Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent shall, and shall cause its Subsidiaries and their respective Representative, to use their respective reasonable best efforts to cooperate with the Company in connection with the defense of any such Company Stockholder Litigation.

Section 5.14           Stock Award Schedule. No earlier than five (5) Business Days prior to, and no later than three (3) Business Days prior to, the anticipated Closing Date (the “Stock Award Reference Date”), the Company shall provide Parent a list of all outstanding Company Equity Awards as of the close of business on the Stock Award Reference Date, including (i) the holder thereof (by employee ID number), (ii) the type of award and number of shares of Company Common Stock related thereto (and, if applicable, assuming achievement of the applicable performance metrics at the target level), (iii) the name of the Company Stock Plan under which the award was granted, (iv) the date of grant and vested status and (v) if applicable, the exercise price and term, in each case, as of the Stock Award Reference Date. Following such delivery, the Company shall promptly (and in no event later than the day prior to the Closing Date) provide Parent with a list of any changes occurring in such information since the Stock Award Reference Date. The Company’s breach of, or failure to perform or comply with its obligations under, this Section 5.14 shall not be considered a breach of, or a failure to perform or comply with, a covenant or agreement hereunder for purposes of Section 6.2(b).

Section 5.15           Company Resignations. Except as otherwise directed by Parent prior to the Closing, the Company shall use reasonable best efforts to cause to be delivered to Parent resignations executed by each director, manager and officer of each Company Entity (including each member of the Company Board) in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 5.16           State Takeover Statutes. If any Takeover Law becomes, or purports to become, applicable to the Merger or the other transactions contemplated hereby, each Party shall grant any approvals and take any actions that are necessary so that such Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable best efforts to act to eliminate or minimize the effects of such statute or regulation on the Merger or the other transactions contemplated hereby.

Section 5.17           Specified Matters. Prior to the Closing, the Company shall take the actions set forth in Section 5.17 of the Company Disclosure Schedule.

Article VI

CONDITIONS TO THE MERGER

Section 6.1             Conditions to Obligations of Each Party. The respective obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver by Parent and the Company) at or prior to the Closing of the following conditions:

(a)            Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)            No Legal Restraint. No Law, whether preliminary, temporary or permanent, shall be in effect that prevents, makes illegal or prohibits the Merger (any such Law, a “Legal Restraint”).

(c)            Governmental Consents. (i) The waiting period (and any extension of such period, including any agreement between a Party and a Governmental Authority agreeing not to consummate the Merger prior to a certain date) under the HSR Act applicable to the transactions contemplated hereby shall have expired or otherwise been terminated (the “HSR Clearance”) and (ii) all Filings with or to, and all Consents of, any Governmental Authority listed in Exhibit A (the “Required Filings” and the “Required Consents,” respectively) shall have been made or obtained, respectively.

Section 6.2             Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) at or prior to the Closing of the following conditions:

(a)            Representations and Warranties. (i) Each representation and warranty in Article III (except for the representations and warranties in Section 3.1(a), Section 3.2(a), Section 3.2(b), the first sentence of Section 3.2(d), Section 3.3, Section 3.6(b) and Section 3.22) shall be accurate in all respects (read, for purposes of this Section 6.2(a)(i) only, without any qualification as to “material,” “in all material respects,” “Company Material Adverse Effect” or materiality (provided that dollar thresholds shall not be disregarded)) as of the date hereof and as of the Closing as if made as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except for any failure of such representations and warranties to be true and correct as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (ii) each representation and warranty in Section 3.1(a), Section 3.3 and Section 3.22 shall be accurate in all material respects as of the date hereof and as of the Closing as if made as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all material respects as of such date), (iii) each representation and warranty in Section 3.2(a), Section 3.2(b) and the first sentence of Section 3.2(d) shall be accurate in all but de minimis respects as of the date hereof and as of the Closing as if made as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all but de minimis respects as of such date) and (iv) each representation and warranty in Section 3.6(b) shall be accurate in all respects as of the date hereof and as of the Closing as if made as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date).

(b)           Covenants and Agreements. The Company shall have performed or complied in all material respects with all of the covenants and agreements hereunder that this Agreement requires the Company to perform or comply with at or prior to the Closing.

(c)           No Company Material Adverse Effect. Since the date hereof, neither a Company Material Adverse Effect nor any Effect that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect shall have occurred.

(d)           No Burdensome Condition. (i) No Burdensome Condition shall be a condition to the receipt of the HSR Clearance or the Required Consents and (ii) none of the HSR Clearance, the Required Filings or the Required Consents shall contain, include or impose any Burdensome Condition.

(e)           Bringdown Certificate. Parent shall have received a certificate, dated as of the Closing Date and duly executed by an executive officer of the Company, certifying the satisfaction of all conditions in Sections 6.2(a), 6.2(b) and 6.2(c).

Section 6.3            Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company) at or prior to the Closing of the following conditions:

(a)           Representations and Warranties. Each representation and warranty in Article IV shall be accurate in all respects (read, for purposes of this Section 6.3(a) only, without any qualification as to “material,” “in all material respects,” “Parent Material Adverse Effect” or materiality) as of the date hereof and as of the Closing as if made as of the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been accurate in all respects as of such date), except for any failure of any such representation and warranty to be true and correct as would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Covenants and Agreements. Each of Parent and Merger Sub shall have performed or complied in all material respects with all of the covenants and agreements hereunder that this Agreement requires Parent or Merger Sub to perform or comply with at or prior to the Closing.

(c)          Bringdown Certificate. The Company shall have received a certificate, dated as of the Closing Date and duly executed by an executive officer of Parent, certifying the satisfaction of all conditions in Section 6.3(a) and Section 6.3(b).

Article VII

TERMINATION

Section 7.1           Termination.

(a)          Termination by Mutual Agreement. Parent and the Company shall have the right to terminate this Agreement at any time prior to the Effective Time by mutual written agreement, whether before or after obtainment of the Company Stockholder Approval.

(b)          Termination by Either Parent or the Company. Each of Parent and the Company shall have the right to terminate this Agreement at any time prior to the Effective Time, whether before or after obtainment of the Company Stockholder Approval, if:

(i)            the Closing has not occurred prior to 5:00 p.m. on October 4, 2021 (the “Outside Date”); provided, however, that, if, as of 5:00 p.m. on the Outside Date, all of the conditions in Article VI have been satisfied or duly waived by all Parties entitled to the benefit thereof (except for (1) the conditions in Section 6.1(b) (but only if each applicable Legal Restraint relates to the HSR Clearance or a Required Consent) and Section 6.1(c)) and (2) any condition that by its nature is to be satisfied at the Closing (provided that such condition would be capable of being satisfied if the Closing Date were the Outside Date), the Outside Date shall be extended to January 4, 2022; provided, further, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party if the failure of the Closing to have occurred prior to 5:00 p.m. on the Outside Date (as it may be extended under this Section 7.1(b)(i)) was proximately caused by such Party’s breach of, or such Party’s failure to perform or comply with, in any material respect, any of its covenants or agreements hereunder;

(ii)           a Legal Restraint shall be in effect that has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a Party if the existence of such Legal Restraint was proximately caused by such Party’s breach of, or failure to perform or comply with, in any material respect, any of its covenants or agreements hereunder; or

(iii)          the Company Stockholder Approval is not obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on the adoption hereof was taken.

(c)          Termination by Parent. Parent shall have the right to terminate this Agreement at any time prior to the Effective Time if:

(i)            the Company Board or a committee thereof makes a Company Change of Recommendation (regardless of whether such Company Change of Recommendation was permitted under Section 5.4(e) or Section 5.4(f)); provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(i) after the Company Stockholder Approval is obtained;

(ii)           (1) the Company has committed a Willful Breach of Section 5.4 and (2) such Willful Breach cannot be cured by the date of the Company Stockholders Meeting or, if capable of being cured, is not cured within ten (10) Business Days after written notice of such breach to the Company; provided, however, that, from and after obtainment of the Company Stockholder approval, Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(ii) for any such Willful Breach occurring prior to such obtainment; or

(iii)          the Company breaches, or fails to perform or comply with, any of its covenants or agreements hereunder, or any of the Company’s representations or warranties hereunder fails to be accurate, which failure (1) would give rise to the failure of a condition in Section 6.2(a) or Section 6.2(b), as applicable, to be satisfied and (2) is not reasonably capable of being cured by the Company or, if reasonably capable of being cured by the Company, is not cured by the Company prior to the earlier of (a) thirty (30) days after Parent delivers written notice of such failure to the Company and (b) the Outside Date (as it may be extended under Section 7.1(b)(i)); provided, however, that Parent shall not have the right to terminate this Agreement under this Section 7.1(c)(iii) if Parent or Merger Sub breach, or fail to perform or comply with, in any material respect, any of their respective covenants or agreements hereunder, or any of Parent’s or Merger Sub’s respective representations or warranties hereunder fails to be accurate in any material respect, which failure would proximately give rise to the failure of a condition in Section 6.3(a) or Section 6.3(b), as applicable.

(d)          Termination by the Company. The Company shall have the right to terminate this Agreement at any time prior to the Effective Time if:

(i)            (1) the Company Board has authorized the Company to terminate this Agreement under this Section 7.1(d)(i) in response to a Superior Acquisition Proposal under Section 5.4(e), (2) Parent is not then entitled to terminate this Agreement under Section 7.1(c)(ii) and (3) concurrently with such termination, a written definitive agreement providing for the consummation of the transactions contemplated by such Superior Acquisition Proposal is duly executed and delivered by the Company, the Person making such Superior Acquisition Proposal and all other parties thereto; provided, however, that the Company shall not be entitled to terminate this Agreement under this Section 7.1(d)(i), and no such purported termination shall have any effect, unless, prior to or concurrently with such termination, the Company pays Parent the Termination Fee under Section 7.3(a); or

(ii)            any of Parent or Merger Sub breach, or fail to perform or comply with, any of their respective covenants or agreements hereunder, or any of Parent’s or Merger Sub’s respective representations or warranties hereunder fails to be accurate, which failure (1) would give rise to the failure of a condition in Section 6.3(a) or Section 6.3(b), as applicable, to be satisfied and (2) is not reasonably capable of being cured by Parent or Merger Sub, as applicable, or, if reasonably capable of being cured by Parent or Merger Sub, as applicable, is not cured by Parent or Merger Sub, as applicable, prior to the earlier of (a) thirty (30) days after the Company delivers written notice of such failure to Parent and (b) the Outside Date (as it may be extended under Section 7.1(b)(i)); provided, however, that the Company shall not have the right to terminate this Agreement under this Section 7.1(d)(ii) if the Company breaches, or fails to perform or comply with, in any material respect, any of its covenants or agreements hereunder, or any of the Company’s representations or warranties hereunder fails to be accurate in any material respect, which failure would proximately give rise to the failure of a condition in Section 6.2(a) or Section 6.2(b), as applicable.

Section 7.2            Effect of Termination. This Agreement may be terminated only under Section 7.1. In order to terminate this Agreement under Section 7.1, the Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties under Section 8.4, specifying the subsection of Section 7.1 under which such termination is effected. If this Agreement is terminated under Section 7.1, this Agreement shall immediately become void and of no effect, and no Party (or their respective Representatives) shall have any further Liability, whether arising before, at or after such termination, that may be based on this Agreement, arising out of this Agreement or relating hereto or the negotiation, execution, performance or subject matter hereof, except that (a) Section 5.9(d), this Section 7.2, Section 7.3 and Article VIII, and the Parties’ Liabilities thereunder, shall survive such termination and remain in full force and effect in accordance with their terms and (b) no such termination shall relieve any Party from Liability for any Willful Breach occurring prior to such termination. No termination hereof shall affect the Parties’ respective obligations under the Confidentiality Agreement, the Clean Room Agreement and the Synergies Clean Team Agreement, all of which obligations shall survive any termination hereof under their terms (notwithstanding anything in Section 8.6 to the contrary).

Section 7.3           Termination Fees; Expense Reimbursements.

(a)          Termination Fees.

(i)            Termination Fee. If (1)(A) Parent terminates this Agreement under Section 7.1(c)(i) or Section 7.1(c)(ii) or (B) the Company terminates this Agreement under Section 7.1(d)(i) or (2) Parent or the Company terminates this Agreement under Section 7.1(b)(iii) and, at the time of such termination, Parent would have been entitled to terminate this Agreement under Section 7.1(c)(i) or Section 7.1(c)(ii), the Company shall pay to Parent a fee of $76,530,000 in cash (the “Termination Fee”), by wire transfer of immediately available funds in accordance with wiring instructions delivered in writing to the Company by Parent, (A) no later than two (2) Business Days after the date of such termination for a termination contemplated by the foregoing clauses (1)(A) and (2) or (B) prior to or concurrently with such termination for a termination contemplated by the foregoing clause (1)(B).

(ii)           Tail Fee. The Company shall pay to Parent a fee in cash equal to the Termination Fee (the “Tail Fee” and, together with the Termination Fee, the “Company Fees”), if (1) Parent or the Company terminates this Agreement under Section 7.1(b)(iii) and, at the time of such termination, Parent would not have been entitled to terminate this Agreement under Section 7.1(c)(i) or Section 7.1(c)(ii), (2) prior to such termination, but after the date hereof, a bona fide Alternative Acquisition Proposal is made to the Company or the Company Board or is made publicly known and (3) within twelve (12) months after the date of such termination, the Company enters into a definitive Alternative Acquisition Agreement with respect to, or consummates, any Alternative Acquisition Proposal (whether or not referred to in the foregoing clause (2)); provided that, for purposes of this Section 7.3(a)(ii), the references to “25%” in the definition of Alternative Acquisition Proposal shall be deemed to be references to “50%.” If owed under this Section 7.3(a)(ii), the Company shall pay to Parent the Tail Fee by wire transfer of immediately available funds in accordance with wiring instructions delivered in writing to the Company by Parent prior to or concurrently with the execution of such Alternative Acquisition Agreement.

(b)          Other Agreements.

(i)            The covenants and agreements under this Section 7.3 are an integral part of the transactions contemplated hereby, and without such covenants and agreements, the Parties would not have entered into this Agreement. If the Company fails to pay promptly any Company Fee due under Section 7.3(a), as applicable, and in order to obtain such payment, the Parent commences an Action that results in a final, non-appealable judgment against the Company for such Company Fee owed thereby under Section 7.3(a), as applicable, or any portion thereof, the Company shall reimburse Parent for its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(ii)            Notwithstanding anything herein to the contrary (including Section 7.2), if this Agreement is terminated under circumstances in which the Company is required to pay a Company Fee, (1) payment by the Company of such Company Fee, together with any costs and expenses owed by the Company under Section 7.3(b)(i), shall be Parent’s sole and exclusive remedy (and that of Parent’s stockholders, directors, officers and Affiliates and Representatives (collectively with Parent, the “Parent Related Parties”)) for any Actions, Liabilities losses, damages, judgments, inquiries, fines and fees, costs and expenses, including attorneys’ fees and disbursements, suffered or incurred by the Parent Related Parties that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, or any breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, (2) upon payment of such amount, together with any costs and expenses owed by the Company under Section 7.3(b)(i), the Company, its Subsidiaries and Affiliates and any of their respective former, current or future general or limited partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, Representatives, agents or any their respective assignees or successors (collectively, “Company Related Parties”) shall have no further Liability that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, or any breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, (3) Parent shall not have, and expressly waives and relinquishes on behalf of itself and the other Parent Related Parties, any other right, remedy or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, or any breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, and (4) the maximum aggregate Liability of the Company Related Parties to Parent that may be based on this Agreement, arise out of this Agreement or relate hereto or the negotiation, execution, performance or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, or any breach of, or failure to perform under, this Agreement or any certificate or other document delivered in connection herewith or otherwise or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, shall not exceed such Company Fee, together with any costs and expenses owed by the Company under Section 7.3(b)(i), and the Parent Related Parties shall not seek to recover monetary damages in excess of such amount. Notwithstanding anything herein to the contrary (including Section 7.2), in no event shall the Company be required to pay to Parent more than one Company Fee.

(iii)           The Parties acknowledge and hereby agree that the Termination Fee, if, as and when required pursuant to this Section 7.3, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

Article VIII

MISCELLANEOUS

Section 8.1           Amendment and Modification. This Agreement may be amended, changed or supplemented in any and all respects, whether before or after obtainment of the Company Stockholder Approval, only by the written agreement of Parent and the Company; provided, however, that this Agreement shall not be amended, modified or supplemented (a) in any manner that would adversely affect the rights of the Financing Source Parties under this Section 8.1, Section 8.6, Section 8.9(b), Section 8.11 and Section 8.12 (in each case, together with any related definitions and other provisions of this Agreement to the extent an amendment, modification or supplement thereto would serve to modify the substance or provision of any such sections) without the prior written consent of the Financing Sources or (b) following obtainment of the Company Stockholder Approval unless, to the extent required by applicable Law or the rules and regulations of the Nasdaq, approved by the Company Stockholders.

Section 8.2           Extension; Waiver. At any time prior to the Effective Time, each Party may (a) extend the time for the performance of any obligation or other act of the other Parties, (b) waive any inaccuracies in the representations and warranties hereunder of the other Parties or (c) subject to the proviso of Section 8.1, waive compliance with any covenant or agreement hereunder of the other Parties or any of its conditions to the Closing in Article VI; provided that any such extension or waiver shall be set forth in an instrument in writing signed on behalf of such extending or waiving Party. Except as required by applicable Law, no waiver hereof shall require the approval of the Company Stockholders. The failure of any Party to assert any of its rights hereunder or otherwise shall not be a waiver of such rights, and no single or partial exercise by any Party of any of its rights hereunder shall preclude any other or further exercise of such rights or any other rights hereunder.

Section 8.3           No Other Representations or Warranties; No Survival of Representations and Warranties.

(a)          Except for the representations and warranties in Article III, each of Parent and Merger Sub acknowledges and agrees that (i) none of the Company or any of its Affiliates or Representatives makes, or has made, any other express or implied representation or warranty in connection with or related to the transactions contemplated hereby, and (ii) each of Parent and Merger Sub has relied solely upon such representations and warranties and its own independent investigation, and has not relied on, or been induced by, any representation, warranty or other statement of, or other information or documents furnished or made available by, the Company or any of its Affiliates or Representatives, in making their respective determination to enter into this Agreement and proceed with the transactions contemplated hereby.

(b)          Except for the representations and warranties in Article IV, the Company acknowledges and agrees that (i) none of Parent, Merger Sub or any of their respective Affiliates or Representatives makes, or has made, any other express or implied representation or warranty in connection with or related to the transactions contemplated hereby, and (ii) the Company has relied solely upon such representations and warranties and its own independent investigation, and has not relied on, or been induced by, any representation, warranty or other statement of, or other information or documents furnished or made available by, Parent, Merger Sub or any of their respective Affiliates or Representatives, in making its determination to enter into this Agreement and proceed with the transactions contemplated hereby.

(c)          None of the representations and warranties herein or in any schedule, instrument or other document delivered hereunder shall survive the Effective Time or the termination hereof.

(d)          Notwithstanding anything to the contrary herein, nothing herein, shall eliminate or limit any Party’s available remedies for any Willful Breach committed by the other Party or any of its respective Affiliates or Representatives.

Section 8.4           Notices

. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by nonautomatic means, whether electronic or otherwise), (b) when sent by email (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a Party may have specified by notice given to the other Party under this provision):

(a)          if to Parent or Merger Sub, to:

Centene Corporation
7700 Forsyth Blvd

St. Louis, MO 63105
Attention:     Christopher Koster
Email:           christopher.a.koster@centene.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:     Paul T. Schnell
Email:           paul.schnell@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, NW
Washington, DC 20005
Attention:     Jeremy D. London
Email:           jeremy.london@skadden.com

(b)          if to the Company, to:

Magellan Health, Inc.
4801 E. Washington Street
Phoenix, AZ
Attention:     David Haddock
Email:           haddockd@magellanhealth.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:     Raymond O. Gietz
                     Jaclyn L. Cohen
Email:          raymond.gietz@weil.com
                     jackie.cohen@weil.com

Section 8.5           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall be one (1) and the same instrument. Delivery of an executed counterpart hereof by facsimile or other electronic transmission (including email or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be effective as delivery of an original counterpart hereof.

Section 8.6           Entire Agreement; Third-Party Beneficiaries. This Agreement (including any exhibits hereto and the Company Disclosure Schedule) and the Confidentiality Agreement (other than Paragraphs 4 and 5 (solely with respect to Transaction Information (as defined therein)), thereof, each of which shall terminate (solely with respect to Transaction Information (as defined therein)) and be of no force or effect after the Parties’ execution and delivery hereof; provided for the avoidance of doubt, that if any Evaluation Material itself is or may be deemed to be Transaction Information, this parenthetical shall not apply to such information), the Clean Room Agreement and the Synergies Clean Team Agreement (a) are the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties related to the subject matter hereof and thereof (although any provisions of the Confidentiality Agreement conflicting with this Agreement shall be governed by this Agreement) and (b) are not intended to confer any rights, benefits, remedies or Liabilities on any Person other than the Parties and their respective successors and permitted assigns, except (i) as provided in Section 5.8(e), (ii), the right of the Company Stockholders to receive the Merger Consideration after the Closing in accordance herewith, (iii) the right of the holders of Company Equity Awards to receive such consideration as provided for in Section 2.6 after the Closing in accordance herewith, (iv) Section 7.3(b)(ii), which is intended to benefit and be enforceable by the Company Related Parties and Parent Related Parties and (v) the Financing Sources are intended third-party beneficiaries of Section 8.1, this Section 8.6, Section 8.9(b), Section 8.11 and Section 8.12 and such provisions shall be enforceable by each Financing Source.

Section 8.7           Severability. If any term, provision, covenant or restriction hereof is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 8.8           Assignment. Neither this Agreement nor any of the rights, interests, covenants or agreements hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Parent. This Agreement shall be binding on, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.9           Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a)          This Agreement, and all Actions and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), that may be based on this Agreement, arise out of this Agreement or relate hereto or to the Merger, the other transactions contemplated hereby or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. For any Action or cause of action that may be based on this Agreement, arise out of this Agreement or relate hereto or to the Merger, the other transactions contemplated hereby or the negotiation, execution, performance or subject matter hereof, each Party (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, (ii) agrees that all such Actions and causes of action shall be heard and determined exclusively under the foregoing clause (i), (iii) waives any objection to laying venue in any such Actions or cause of action in such courts, (iv) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (v) agrees that service of process upon such Party in any such Action or cause of action shall be effective if such process is given as a notice under Section 8.4. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR CAUSE OF ACTION THAT MAY BE BASED ON THIS AGREEMENT, ARISE OUT OF THIS AGREEMENT OR RELATE HERETO OR TO THE MERGER, THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THE NEGOTIATION, EXECUTION, PERFORMANCE OR SUBJECT MATTER HEREOF.

(b)          Notwithstanding anything to the contrary herein and without limiting Section 8.10, (i) no Party or its controlled Affiliates shall bring or support any Actions or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) against any Financing Source or any of their respective directors, officers, employees, equityholders, Representatives, advisors and Affiliates (collectively, the “Financing Source Parties”) (in each case, in such capacity) in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) all claims, cross-claims, third party-claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) against any of the Financing Source Parties (in each case, in such capacity) in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing or the performance thereof, shall be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules of choice or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction and (iii) each Party hereby irrevocably and unconditionally waives and shall cause its Affiliates to waive any right such party may have to a trial by jury in respect of any litigation (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) against any of the Financing Source Parties (in each case, in such capacity) directly or indirectly arising out of or relating in any way to this Agreement, including any dispute arising out of or relating in any way to the Financing or the performance thereof.

Section 8.10         Remedies.

(a)          The Parties acknowledge and agree that irreparable damage would occur in the event that any provision hereof was not performed under their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination hereof under Article VII, the Parties shall be entitled to an injunction or injunctions to prevent breaches hereof and to enforce specifically the performance of terms and provisions hereof, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert (i) that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason or (ii) that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b)          For the avoidance of doubt, in no event shall the exercise of a Party’s right to seek specific performance pursuant to this Section 8.10 reduce, restrict or otherwise limit such Party’s right to terminate this Agreement pursuant to Section 7.1 or pursue all applicable remedies at Law to the extent not limited hereby.

(c)          To the extent any Party brings any Action to enforce specifically the performance of the terms and provisions of this Agreement, and such Action is pending on the Outside Date (as it may be extended under Section 7.1(b)(i)), then, without further action, the Outside Date (as it may be extended under Section 7.1(b)(i)) shall automatically be extended until (i) the date that is five (5) Business Days following the dismissal, settlement or entry of a final order with respect to such Action, or (ii) such other time period established by the court presiding over such Action.

Section 8.11         Waiver of Claims Against Financing Sources. Notwithstanding anything herein to the contrary, the Company (and its directors, officers, employees, equityholders, Representatives, advisors and Affiliates (in each case, in such capacity)) hereby waives any rights or claims against any of the Financing Source Parties (in each case, in such capacity), in any way relating to this Agreement or any of the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing, whether at law, in equity, in contract, in tort or otherwise. Nothing in this Section 8.11 shall in any way limit or modify the rights or obligations of Parent under this Agreement (including pursuant to Section 8.10) or any Financing Source’s obligations to Parent as may be mutually agreed by Parent and the Financing Sources.

Section 8.12         Publicity. The Company and Parent shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment on (and reasonably consider such comments), any press release or any public statement primarily relating to this Agreement or the transactions contemplated hereby, in each case, except for (a) any action pursuant to and in compliance with Section 5.4, (b) any press release or other public statement that is consistent in all material respects with previous press releases or public statements made by a Party as permitted by this Section 8.12, including in investor conference calls, filings with the SEC, Q&As or other publicly disclosed documents or (c) as such Party may reasonably determine is required by applicable Law or the rules of the NYSE or Nasdaq (provided that, to the extent not prohibited by applicable Law or the rules of the NYSE or Nasdaq and reasonably practicable, the disclosing Party under this clause (c) shall provide the nondisclosing Parties a reasonable opportunity to review any such disclosure). Notwithstanding the foregoing, the Financing Sources may issue customary announcements and make other customary communications, including preparation and distribution of marketing materials, in connection with the Financing.

Section 8.13         Expenses. All fees and expenses incurred by the Parties shall be borne solely by the Party that has incurred such fees and expenses, except that Parent shall be responsible for and pay the filing fee under the HSR Act and any fees for similar filings or notices under foreign Laws or regulations.

Section 8.14         Construction.

(a)          No Strict Construction. The Parties have been represented by counsel during the negotiation and execution hereof and, therefore, waive the application of any applicable Law, holding or rule of construction providing that ambiguities in a Contract or other document shall be construed against the Party drafting such Contract or document. Each Party has participated in the drafting and negotiation hereof. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions hereof.

(b)          Time. When calculating the period of time prior to which, within which or after which any act is to be done or step taken pursuant hereto, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Unless specified otherwise herein, any reference herein to a specific time shall be to such time in the North American Central Time Zone.

(c)          Dollars. Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars.

(d)          Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)          Articles, Sections and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section hereof unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

(f)           Include. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(g)          Hereof. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof.

(h)          Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i)           Contracts; Laws. (i) Any Contract referred to herein or in the Disclosure Schedule means such Contract as from time to time amended, modified or supplemented prior to the Closing, unless otherwise specifically indicated, and (ii) any Law defined or referred to herein means (1) such Law as from time to time amended, modified or supplemented prior to the date hereof, unless otherwise specifically indicated, and (2) any rules and regulations promulgated under such Law by a Governmental Authority.

(j)           Persons. References to a person are also to its successors and permitted assigns.

(k)          Exhibits and Company Disclosure Schedule. The Exhibits hereto and the Company Disclosure Schedule are incorporated and made a part hereof and are an integral part hereof. The Company Disclosure Schedule is organized into sections that correspond to the Sections hereof. Any information disclosed in any section of the Company Disclosure Schedule corresponding to a Section in Article III shall qualify such Section and any other Section in Article III if such information’s relevance to such other Section is reasonably apparent on its face; provided, however, that the representations and warranties in Sections 3.1(a), 3.2(a) and (b), 3.3, 3.4, 3.22 and 3.23 and in the first sentence of each of Sections 3.8(d), 3.9(a), 3.14(a) and 3.15(a) shall not be qualified by any information disclosed in the Company Disclosure Schedule, except for information disclosed in a section of the Company Disclosure Schedule that expressly corresponds to such Section. Each capitalized term used in any Exhibit or in the Company Disclosure Schedule but not otherwise defined therein has the meaning given to such term herein. The Company Disclosure Schedule may include items that are not required to be disclosed pursuant to this Agreement or are not material in order to avoid any misunderstanding, and such inclusion, or any reference to dollar amounts herein or in the Company Disclosure Schedule, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes hereof or otherwise.

(l)           Assets. Unless the context otherwise requires, any reference herein to “assets” shall include tangible assets (including real property) and intangible assets.

(m)         Made Available. Any document or information shall be deemed to have been “made available” to Parent or the Company, as applicable, only if such document or information (i) (1) has been uploaded to the “Mountain Lion” electronic data room (including to the “clean room” portions of such electronic data room) maintained by DataSite in connection with the transactions contemplated hereby or (2) otherwise distributed by File Transfer Protocol as permitted by the Synergies Clean Team Agreement or (ii) is publicly available in the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database.

(n)          Materiality. Any reference herein to the “Company Entities, taken as a whole” shall refer to the Company Entities, taken as a whole, after giving effect to the consummation of the transactions contemplated by the MCC Transaction Agreement, including the disposition of the MCC Business pursuant thereto. Any consideration or measurement of materiality herein relative to the Company, any Company Entity or the Company Entities, taken as a whole, shall give effect to the consummation of the transactions contemplated by the MCC Transaction Agreement, including the disposition of the MCC Business pursuant thereto.

Section 8.15         Definitions.

(a)          As used herein, each of the following underlined and capitalized terms has the meaning specified in this Section 8.15(a):

“Action” means any suit, action, proceeding, arbitration, mediation, hearing, investigation or subpoena, civil investigative demand or other request for information (in each case, whether civil, criminal, administrative, investigative) commenced, brought, conducted or heard by or before, any Governmental Authority.

“Affiliate” means, for any Person, another Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such first Person; provided that “control” (including the terms “controlled by” and “under common control with”), for the relationship between or among two (2) or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act, the Clayton Antitrust Act of 1914 and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable SAP” means, as to any insurance company, health maintenance organization or similar entity, the statutory accounting practices prescribed or permitted by applicable Law or Governmental Authorities seated in the jurisdiction where such insurance company, health maintenance organization or similar entity is domiciled and responsible for the regulation thereof.

“ASOPs” means actuarial standards of practice promulgated by the Actuarial Standards Board for use by actuaries when providing professional services in the United States.

“Beneficially Own” means, for any Person with respect to any Equity Security, such Person having or sharing, directly or indirectly, through any Contract, relationship or otherwise, (i) the power to vote, or to direct the voting of, such Equity Security or (ii) the power to dispose of, or to direct the disposition of, such Equity Security, and shall otherwise be interpreted consistent with the term “beneficial ownership,” as defined in Rule 13d-3 under the Exchange Act; provided that “Beneficial Ownership” and “Beneficially Owned” shall have a correlative meaning.

“Benefit Plan” means each (i) employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (ii) bonus, stock option, stock purchase, restricted stock, equity or equity-based award, incentive, deferred compensation, retirement, pension, profit sharing, retiree medical, life insurance, supplemental retirement, vacation, medical, dental, vision, prescription or fringe benefit, relocation or expatriate benefit, perquisite, disability or sick leave benefit, employee assistance, supplemental unemployment benefit or other benefit plans, programs or arrangements and (iii) employment, termination, severance, change in control, salary continuation, transaction bonus or retention agreements, in each case whether written or oral.

“Business Day” means any day except a Saturday, a Sunday or other day on which the SEC or the banking institutions in New York, New York, are authorized or required by Law to be closed.

“Clean Room Agreement” means the Clean Room Agreement, dated November 7, 2020, by and between Parent and the Company.

“CMS” means the Centers for Medicare and Medicaid Services.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Code” means the Internal Revenue Code of 1986.

“Company Benefit Plan” means any Benefit Plan (i) to which any Company Entity is a party, (ii) sponsored, maintained or contributed to, or required to be maintained or contributed to by any Company Entity or (iii) related to which any Company Entity has any Liability.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Director RSA” means each award of restricted shares of Company Common Stock granted to any nonemployee member of the Company Board pursuant to the Company Stock Plans.

“Company Disclosure Schedule” means the disclosure schedule delivered to Parent by the Company concurrently with the Company’s execution and delivery hereof.

“Company Equity Award” means each Company Option, Company PCU, Company PSU, Company Director RSA, Company RSA and Company RSU.

“Company ESPP” means the Company 2014 Employee Stock Purchase Plan, as amended and restated May 24, 2018.

“Company IT Assets” means computers (including laptops, tablets and mobile phones and devices), servers, workstations, routers, hubs, switches, data communications lines, networks, websites and all other information technology equipment and systems, and all documentation associated with the foregoing, in each case, that are owned by any Company Entity or licensed, leased or used as a service (i.e., IaaS, PaaS and SaaS offerings) by any Company Entity under any written agreement (excluding any public networks).

“Company Material Adverse Effect” means any event, change, effect, development or occurrence (each, an “Effect”) that (i) would prevent the ability of the Company Entities, taken as a whole, to consummate the Merger or any of the other transactions contemplated hereby prior to the Outside Date (as it may be extended under Section 7.1(b)(i)) or (ii) has a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company Entities, taken as a whole; provided, however, that, solely for purposes of a Company Material Adverse Effect under this clause (ii), any Effect (by itself or when aggregated and taken together with any and all other Effects) to the extent directly or indirectly arising out, resulting from, attributable to or related to any of the following shall not be deemed to be or constitute a Company Material Adverse Effect or be taken into account in determining whether such a Company Material Adverse Effect has occurred or would reasonably be expected to occur (except as otherwise provided herein):

(1)          any change in general U.S. or global economic conditions, or conditions in the global economy generally;

(2)            any change in the general conditions of the health care, health insurance or managed care industries or any other industry in which any Company Entity operates;

(3)            any change in general legal, regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case, in the United States or any foreign jurisdiction, including any change in currency exchange rate, interest rates, monetary policy or inflation;

(4)            any change in applicable Law, GAAP or Applicable SAP (or authoritative interpretations of any of the foregoing) after the date hereof, or any change to the extent resulting from any action taken for the purpose of complying with any of the foregoing;

(5)            any change in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage, civil disobedience or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil disobedience or terrorism;

(6)            any hurricane, earthquake, flood or other natural disasters, acts of God, any change resulting from weather conditions or pandemics (including the existence and impact of the COVID-19 pandemic);

(7)            (A) the execution and delivery hereof, the public announcement, pendency or anticipated consummation hereof, the Merger or any other transaction contemplated hereby, including the impact thereof on the relationships with (which, for the avoidance of doubt, shall include the termination of any Contracts with) customers, suppliers, vendors, distributors, partners and other third parties with whom the Company has a business or contractual relationship, (B) the Company having performed or complied with its covenants and agreements hereunder (except for performance or compliance with Section 5.1(a)), including the failure to take any action specifically prohibited hereunder (and for which Parent has declined to consent) or (C) the taking of any action at the written request of or with the prior written consent of Parent;

(8)            any decline, in and of itself, in the trading price or trading volume of the Company Common Stock or any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period or any reduction in the credit rating of the Company or any Company Subsidiary (provided that any Effect giving rise to or contributing to such decline, failure or reduction that is not otherwise excluded by the foregoing clauses (1)–(7) may be a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or whether a Company Material Adverse Effect would reasonably be expected to occur); or

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(9)            any Company Stockholder Litigation;

provided, however, that any Effect directly or indirectly arising from, resulting from or related to the matters referred to in the foregoing clauses (1)–(6) may be taken into account in determining whether a Company Material Adverse Effect has occurred or whether a Company Material Adverse Effect would reasonably be expected to occur, in each case, to the extent that such Effect has a disproportionate adverse effect on the Company Entities, taken as a whole, relative to the adverse effects thereof on other similarly situated companies operating in the industries in which the Company Entities operate.

“Company Material Intellectual Property” means any Intellectual Property that is material to the business of the Company Entities.

“Company Option” means each option to purchase shares of Company Common Stock granted pursuant to the Company Stock Plans.

“Company PCU” means each phantom cash unit granted pursuant to the Company Stock Plans.

“Company PSU” means each performance-vested restricted stock unit granted pursuant to the Company Stock Plans.

“Company RSA” means each award of restricted shares of Company Common Stock granted pursuant to the Company Stock Plans, except for any Company Director RSA.

“Company RSU” means each time-vested restricted stock unit granted pursuant to the Company Stock Plans.

“Company Service Provider” means each current or former director, officer or employee of any Company Entity or any individual independent contractor who provides services to any Company Entity pursuant to a direct contract with such entity.

“Company Software” means all Software that is used or held for use in the conduct of the business of the Company Entities as currently conducted.

“Company Stock Plans” means the Company 2008 Management Incentive Plan, the Company 2011 Management Incentive Plan, and the Company 2016 Management Incentive Plan.

“Company Stockholders” means the holders of Company Common Stock.

“Company Subsidiary Insurance Agreements” means (i) all of the insurance agreements written by a Company Regulated Subsidiary listed in the Company Disclosure Schedule, (ii) all other insurance agreements written by such Company Regulated Subsidiary on the same forms as those insurance contracts or policy forms reflected in the Company Disclosure Schedule written by a Company Regulated Subsidiary between the date hereof and the Closing Date and (iii) renewals thereof and individual certificates issued thereunder and all supplements, endorsements, enhancement letters, riders and ancillary agreements in connection therewith.

“Confidentiality Agreement” means the letter agreement, dated January 8, 2019, as amended May 19, 2020, by and between Parent and the Company.

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“Constituent Documents” means, for any Person, the charter, the certificate or articles of incorporation or formation, bylaws, limited liability company or operating agreement or comparable organizational documents of such Person, as the same may be amended, supplemented or otherwise modified from time to time.

“Contract” means any written note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other contract, commitment, instrument or obligation.

“Employer Group” means any commercial employer, association, labor union, trust or other commercial group of individuals or Persons that legally contract to provide health benefits on behalf of their eligible employees, members or beneficiaries.

“Environmental Claim” means any Action alleging liability relating to or arising out of any Environmental Law or Environmental Permit, including those relating to an actual or alleged Release of, or human exposure to, any Hazardous Materials or violation of any Environmental Law or Environmental Permit.

“Environmental Laws” means all Laws relating to pollution or protection of the environment or (to the extent relating to exposure to Hazardous Materials) human health and safety, including laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Materials and all Laws relating to endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources.

“Environmental Permit” means any Permit required or issued pursuant to applicable Environmental Laws.

“Equity Securities” means, for any Person, any (i) shares or units of capital stock or voting securities, membership or limited liability company interests or units, partnership interests or other ownership interests (whether voting or nonvoting) in such Person, (ii) other interest or participation (including phantom shares, units or interests or stock appreciation rights) in such Person that confers on the holder thereof the right to receive a share of the profits and losses of, or distribution of assets of, such Person or a payment from such Person based on or resulting from the value or price of any of the interests in the foregoing clause (i), (iii) subscriptions, calls, warrants, options, market stock units, stock performance units, restricted stock units, derivative contracts, forward sale contracts or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in the foregoing clauses (i) and (ii) from such Person, or (iv) securities convertible into or exercisable or exchangeable for any of the interests in the foregoing clauses (i)–(iii).

“ERISA” means the Employee Retirement Income Security Act of 1974.

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“ERISA Affiliate” means, for any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Continuing Agreement” means the Continuing Agreement for Standby Letters of Credit, dated as of August 22, 2017, between the Company and MUFG Bank, LTD. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, LTD.), as issuer, as amended, restated, amended and restated, waived, supplemented and/or otherwise modified from time to time.

“Existing Credit Facility” means the Credit Agreement, dated as of September 22, 2017, among the Company, as borrower, the lenders from time to time party thereto, and MUFG Bank, LTD. (f/k/a The Bank of Tokyo-Mitsubishi UFJ, LTD.), as administrative agent, as amended by Amendment No. 1 to Credit Agreement, dated as of August 13, 2018, and as further amended by Amendment No. 2 to Credit Agreement, dated as of February 27, 2019, and as further amended, restated, amended and restated, waived, supplemented and/or otherwise modified from time to time.

“Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Financing, and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto together with their Affiliates, officers, directors, employees and representatives involved in the Financing and their successors and assigns.

“GAAP” means generally accepted accounting principles in the United States.

“Government Sponsored Health Care Programs” means (i) the Medicare program established under and governed by the applicable provisions of Title XVIII of the Social Security Act, including any subregulatory guidance issued thereunder, (ii) the Medicaid program governed by the applicable provisions of Title XIX of the Social Security Act and any state’s applicable Laws implementing the Medicaid program, including the California Medi-Cal pharmacy benefit program, (iii) the Federal Employees Health Benefit Program and (iv) any other state or federal health care program or plan.

“Governmental Authority” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, arbitral body, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing; provided that, for purposes of Section 5.7, “Governmental Authority” shall be deemed to exclude any such Person or entity in its capacity as a customer of any Company Entity (except to the extent such Person or entity is the subject of a Specified Filing or a Specified Consent).

“Hazardous Materials” means (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls and radon gas, or (ii) any chemicals, materials or substances regulated, defined as or included in the definition of or classified as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect, or for which liability or standards of conduct may be imposed, pursuant to any applicable Environmental Law.

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“Health Care Laws” means all applicable Laws relating to the provision of health care, including those relating to (i) any Permit, or the licensure, certification, qualification or authority, to transact business in connection with the provision of, payment for or arrangement of health care services, health benefits or health insurance, including applicable Laws that regulate Providers, managed care, pharmacy benefit services, third-party payors and Persons bearing the financial risk for, or providing administrative or other functions in connection with, the provision of, payment for or arrangement of health care services, including all applicable Laws relating to Health Care Programs under which any Company Regulated Subsidiary, as applicable, is required to be licensed or authorized to transact business, (ii) health care or insurance fraud or abuse, including the solicitation or acceptance of improper incentives involving persons operating in the health care industry, patient referrals or Provider incentives generally, including the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347), (iii) the provision of administrative, management or other services related to any Health Care Programs, including the administration of health care claims, pharmacy benefit claims or benefits or processing or payment for health care or pharmacy items and services, treatment or supplies furnished by Providers, including the provision of the services of third-party administrators, utilization review agents and Persons performing quality assurance, credentialing or coordination of benefits, (iv) the licensure, certification, qualification or authority to transact business in connection with the provision of, or payment for, pharmacy services or benefits, along with the requirements of the U.S. Drug Enforcement Administration in connection therewith, including 21 U.S.C. § 801 et seq., commonly referred to as the Controlled Substances Act, and any similar state laws governing the prescribing or dispensing of controlled substances, (v) the Consolidated Omnibus Budget Reconciliation Act of 1985, (vi) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, (vii) the Medicare Improvements for Patients and Providers Act of 2008, (viii) privacy, security, integrity, accuracy, management, processing, exchange, disclosure, transmission, storage or other protection of information about or belonging to individuals, including actual or prospective participants in the Company’s Health Care Programs or other lines of business, including HIPAA and any other applicable Laws relating to medical information, (ix) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), (x) the claims made or promotional or marketing efforts undertaken by the Company or any of its Subsidiaries for prescription drugs or controlled substances, (xi) the U.S. Food and Drug Administration, including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), (xii) restricting the corporate practice of medicine or fee splitting by licensed health care professionals, (xiii) the practice of pharmacy, the operation of pharmacies or the wholesale distribution, dispensing, labeling, packaging, repackaging, handling, advertising, adulteration or compounding of drug products, controlled substances, medical devices, medical equipment or medical waste, (xiv) the provision of pharmacy benefit management, utilization review and health care discount card programs and services, (xv) federal or state laws related to billing or claims for reimbursement for health care items and services submitted to any third-party payor, (xvi) health care risk sharing products, services and arrangements, (xvii) consumer protection or unfair trade practices, including any state unfair and deceptive trade acts and (xviii) professional standards that apply to Providers employed by the Company.

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“Health Care Programs” means all lines of business, programs and types of services offered by any Company Entity that involve or relate to providing, arranging to provide, reimbursing or otherwise administering health care services or pharmacy benefit services, as applicable, including Government Sponsored Health Care Programs, commercial risk (individual, small group, large group), workers compensation, the Federal Employees Health Benefits Program (FEHBP), the Children’s Health Insurance Program (CHIP), TRICARE, the Military & Family Life Counseling program, administrative services only (ASO) and network rental, including self-funded group health plans.

“HIPAA” means 42 U.S.C. §§ 1320d–1320d-8 and 42 C.F.R. §§ 160, 162 and 164.

“HIPAA Commitments” means those Privacy/Cybersecurity Requirements for “Protected Health Information” or “Electronic Protected Health Information” (as those terms are defined in 45 CFR § 160.103).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, for any Person, without duplication, (i) the aggregate indebtedness for borrowed money, including any accrued and unpaid interest, fees and cost or penalty associated with prepaying such indebtedness, and any such obligations evidenced by bonds, debentures, notes or similar obligations, (ii) obligations under any deferred and unpaid purchase price arrangements for property or goods or services (but excluding trade payables, accrued expenses and accruals incurred in the Ordinary Course of Business), (iii) capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP, (iv) obligations under any sale and leaseback transaction, synthetic lease or tax ownership operating lease transaction (whether or not recorded on the balance sheet), (v) net cash payment obligations related to hedging, swaps or similar arrangements that will be payable upon termination thereof (assuming termination on the date of determination), (vi) obligations related to the face amount of all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person to the extent drawn upon, (vii) all guarantee obligations of such Person for obligations of the kind referred to in the foregoing clauses (i)–(vi), other than a wholly owned Company Subsidiary.

“Insurance Laws” means all state and federal laws, regulations, subregulatory guidance, bulletins, licensure standards, permits, approvals or other requirements applicable to the provision of, payment for or arrangement of any type of insurance coverage, including health insurance, life insurance, disability insurance, long-term care insurance, critical illness insurance, specific disease insurance, travel insurance, travel health insurance, reinsurance, home insurance, renters insurance, vehicle insurance, and liability insurance.

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“Intellectual Property” means all intellectual property rights throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof, (ii) trademarks, service marks, domain names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable subject matter, databases and database rights, and rights in collections of data, (iv) trade secrets and other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models and methodologies, (v) Software and (vi) all applications and registrations for the foregoing.

“Knowledge” means the actual knowledge of (i) for Parent, the Persons listed on Exhibit B (the “Parent Knowledge Persons”) and (ii) for the Company, the Persons listed on Exhibit C (the “Company Knowledge Persons”), in each case, following reasonable inquiry of their direct reports; provided that none of the Parent Knowledge Persons or Company Knowledge Persons shall have any personal liability or obligations hereunder regarding such knowledge.

“Laws” means any federal, state, local, foreign or transnational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order or other similar requirements enacted, adopted, promulgated, issue or applied by a Governmental Authority, including all Antitrust Laws, Environmental Laws, Health Care Laws and Insurance Laws.

“Lien” means any lien, security interest, deed of trust, mortgage, pledge, encumbrance, restriction on transfer, proxies, voting trusts or agreements, hypothecation, claim, right of way, defect in title, encroachment, easement or charge.

“LTI Retirement Policy” means the Magellan Health, Inc. Retirement Policy Applicable to Long-Term Incentive Awards, effective as of July 26, 2016, as expanded by the Compensation Committee as of October 26, 2020, as set forth in Section 3.9(a) of the Company Disclosure Schedule and, for Company Equity Awards granted after the date hereof, as revised by Section 5.1(b)(x) of the Company Disclosure Schedule.

“MCC Business” has the meaning given to it in the MCC Transaction Agreement.

“MCC Transaction Agreement” means the Stock and Asset Purchase Agreement, dated as of April 30, 2020, by and between the Company and Molina Healthcare, Inc.

“Medi-Cal PBA Agreement” means the Standard Agreement (Agreement Number 19-96125), dated as of December 20, 2019, by and between the California Department of Health Care Services and Magellan Medicaid Administration, Inc.

“Nasdaq” means the Nasdaq Global Select Market.

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“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by, with or under any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the businesses of the Company Entities, consistent with past custom and practice and, except as such term is used in Section 5.1(b), taking into account the conduct and operations of the Company Entities since, and the effect of, the COVID-19 pandemic.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, would be reasonably likely to prevent, materially delay, materially impede or have a material adverse effect on Parent’s or Merger Sub’s ability to perform its obligations under this Agreement or to consummate the Merger or any of the other transactions contemplated hereby.

“Parent Stock Value” means the volume weighted average of the sale prices per share of Parent Common Stock for the thirty (30) full consecutive trading days ending on and including the Business Day prior to the Closing Date (as such volume weighted average is reported by Bloomberg or, if not reported by Bloomberg, as reported by another authoritative source).

“Permit” means any permit, license, registration, certificate, franchise, qualification, waiver, authorization or similar right issued, granted or obtained by or from any Governmental Authority.

“Permitted Lien” means (i) statutory Liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) Liens or imperfections of title relating to Liabilities reflected in the Company SEC Financial Statements publicly filed prior to the date hereof, (iii) for any real property, ordinary course Liens in favor of landlords and prime landlords granted under applicable leases or zoning, building or other restrictions, variances, covenants, restrictive covenants, declarations, rights of way, encumbrances, encroachments, easements and irregularities or defects in title, none of which, (1) have a material effect on the value or use of such real property, (2) would materially impair the ability to transfer such real property or (3) interfere, individually or in the aggregate, in any material respect with the present use or occupancy of such real property, (iv) nonexclusive licenses of Intellectual Property in the Ordinary Course of Business, (v) Liens arising in the Ordinary Course of Business in favor of vendors, carriers, workmen and repairmen or similar Liens, (vi) any Liens incurred pursuant to the Existing Credit Facility or the Notes, (vii) Liens that do not materially impair the value or use of the subject property or (viii) any Liens that are not material to the Company Entities, taken as a whole.

88

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means any data and other information relating to an identified or identifiable natural person, where an “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data or an online identifier or to one (1) or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of such natural person; provided that Personal Information includes “Protected Health Information” and “Electronic Protected Health Information” (as those terms are defined in 45 CFR § 160.103) and all other individually identifiable health information and other data or information relating to an individual that is protected by Law, regulation or guidance, or Contract, policy, standard, public statement or guidance of a Company Entity, as applicable.

“Privacy/Cybersecurity Requirements” means all applicable Laws, Contracts, policies, standards, rules, public statements or guidance applicable to (i) the collection, retention, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, destruction or disclosure of or other activity regarding Personal Information or (ii) cybersecurity, including the Company Entities’ internal and public-facing privacy policies, plans and procedures, and any rules of self-regulatory, industry or other organizations in which any Company Entity is or, to the extent applicable, has recently been a member relating to Personal Information or cybersecurity; provided that Privacy/Cybersecurity Requirements includes all applicable Laws (including HIPAA), Contracts, policies, standards, rules, or guidance applicable to (1) electronic health information, (2) electronic data transaction standards and code sets, (3) standard unique identifiers for employers, providers or health plans (as applicable), (4) “business associate” relationships, within the meaning of HIPAA, (5) privacy of individually identifiable health information, and (6) and all other applicable provisions of HIPAA and any comparable state, local and foreign Laws relating to medical records, medical or health information privacy, data protection or security.

“Provider Contracts” means a Contract between any Company Entity, on the one hand, and a Provider, on the other hand, under which a Provider provides or arranges health care services to a beneficiary under the terms of a health insurance or health benefits program established or administered by any Company Entity.

“Providers” means all physicians, physician groups, medical groups and other groups of health care practitioners, independent practice associations and other provider networks, dentists, optometrists, pharmacies and pharmacists, radiologists, radiology centers, laboratories, mental health professionals, community health centers, clinics, surgicenters, accountable care organizations, chiropractors, physical therapists, nurses, nurse practitioners, physician’s assistants, hospitals, skilled nursing facilities, extended care facilities, other health care or services facilities, durable medical equipment suppliers, home health agencies, alcoholism or drug abuse centers and any other specialty, ancillary or allied health professional or facility.

89

“Regulated Business” means an entity required to be certified, registered or licensed, as applicable, as an insurance company, health maintenance organization, health care service plan, health care service contractor, health care services organization, third-party administrator of benefits (including any independent adjuster), preferred provider program administrator, preferred provider network, organized delivery system, utilization review organization, utilization review agent, utilization review company, private review agent, independent review organization, provider of telephone medical advice or other entity required to be certified, registered or licensed, as applicable, under applicable Health Care Laws or Insurance Laws.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including air, surface water, ground water, land surface or subsurface strata).

“Representatives” means, for any Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means all computer programs (whether in source code, object code or other form), including any and all implementations, databases and compilations thereof, and all documentation, including specifications, user manuals and training materials, related to any of the foregoing.

“Stock Award Exchange Ratio” means the quotient of (i) the Merger Consideration divided by (ii) the Parent Stock Value.

“Subsidiary” means, for any Person, any corporation, limited liability company, partnership or other entity, whether incorporated or unincorporated, (i) of which at least a majority of the Equity Securities in, or other interests having by their terms voting power to elect a majority of the board of directors (or other governing body or Person(s) performing similar functions or has similar authority) of, such corporation, limited liability company, partnership or other entity is Beneficially Owned or, directly or indirectly, controlled by such Person or by any one (1) or more of its Subsidiaries or by such Person and one (1) or more of its Subsidiaries, or (ii) that would be required to be consolidated in such Person’s financial statements in accordance with GAAP.

“Synergies Clean Team Agreement” means the Synergies Clean Team Agreement, dated November 30, 2020, by and among Parent, Health Strategies, LLC and the Company.

90

“Tax Return” means any report, return, document, declaration or other information filed or required to be filed with any Governmental Authority related to Taxes (whether or not a payment is required to be made related to such filing), including information returns and any documents related to or accompanying payments of estimated Taxes or related to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other similar charges on or related to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes or custom duties.

“Willful Breach” means, for any Party, (i) the failure of any of such Party’s representations or warranties hereunder to be accurate in any material respect; provided that, at the time such representation or warranty was made (and, in the case of the Company, as qualified by the Company Disclosure Schedule), one (1) or more of the Parent Knowledge Persons or Company Knowledge Persons, as applicable, had actual knowledge (as opposed to constructive knowledge) that such representation or warranty was inaccurate in a material respect with the specific intention that the other Parties rely thereon to their detriment or (ii) such Party’s breach, or failure to perform or comply with, any of its covenants or agreements hereunder in any material respect; provided that (1) at the time of such breach or failure, one (1) or more of the Parent Knowledge Persons or Company Knowledge Persons, as applicable, had actual knowledge that the action or omission resulting in such breach or failure was a breach or failure to perform or comply with such covenant or agreement in a material respect and (2) the action or omission resulting in such breach of failure was knowingly undertaken or omitted with the intent of causing a breach hereof.

(b)            As used herein, each capitalized term listed below has the meaning specified in the Section set forth opposite such term.

2019 Company 10-K	Article III
Acceptable Confidentiality Agreement	Section 5.4(i)(i)
Adjusted Option	Section 2.6(a)
Adjusted PCU	Section 2.6(f)
Adjusted PSU	Section 2.6(b)
Adjusted RSA	Section 2.6(c)
Adjusted RSU	Section 2.6(e)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.4(d)
Alternative Acquisition Proposal	Section 5.4(i)(ii)
Annual Cap	Section 5.8(c)
Antitrust Division	Section 5.7(c)

Appraisal Share	Section 2.3
Bankruptcy and Equitable Exceptions	Section 3.3(a)
Book-Entry Share	Section 2.1(b)
Burdensome Condition	Section 5.7(b)
Capitalization Date	Section 3.2(b)
Certificate	Section 2.1(b)
Certificate of Merger	Section 1.2(b)
Closing	Section 1.1
Closing Date	Section 1.1
Combined Company	Section 5.7(b)
Company	Preamble
Company Capital Stock	Section 3.2(a)
Company Change of Recommendation	Section 5.4(d)
Company Employment and Severance Arrangements	Section 5.12(a)
Company Entities	Section 3.1(c)
Company Fees	Section 7.3(a)(ii)
Company Financial Advisors	Section 3.23
Company Indemnification Agreements	Section 5.8(a)
Company Intervening Event	Section 5.4(i)(iii)
Company IP Agreements	Section 3.14(a)(xi)
Company Leased Real Property	Section 3.12(b)(i)
Company Material Contract	Section 3.14(a)
Company Note Offers and Consent Solicitations	Section 5.9(c)
Company Policy	Section 3.20(b)
Company Preferred Stock	Section 3.2(a)
Company Qualified Plan	Section 5.12(f)
Company Real Property Leases	Section 3.12(b)(i)
Company Recommendation	Section 3.3(b)
Company Recommendation Change Notice	Section 5.4(e)(iii)
Company Record Date	Section 5.3(c)
Company Registered Intellectual Property	Section 3.15(a)
Company Regulated Subsidiary	Section 3.8(d)
Company Related Parties	Section 7.3(b)(ii)
Company SEC Documents	Section 3.5(a)
Company SEC Financial Statements	Section 3.5(b)
Company Significant Subsidiary	Section 3.1(c)
Company Stockholder Approval	Section 3.3(a)
Company Stockholder Litigation	Section 5.13
Company Stockholders Meeting	Section 5.3(c)
Company Subsidiary	Section 3.1(c)
Company Subsidiary SAP Statements	Section 3.5(h)
Company Subsidiary Statements	Section 3.5(i)
Consent	Section 3.4(b)
Consent Solicitations	Section 5.9(c)
Continuation Period	Section 5.12(a)

Continuing Employee	Section 5.12(a)
Converted Share	Section 2.1(a)(ii)
Credit Agreement Payoff Letter	Section 5.9(e)
DGCL	Section 1.2(a)
Divestiture Action	Section 5.7(b)
Effective Time	Section 1.2(b)
Filing	Section 3.4(b)
Final Offering Period	Section 2.6(g)
Financing	Section 5.9(a)
Financing Source Parties	Section 8.9(b)
FTC	Section 5.7(c)
Goldman	Section 3.23
Guggenheim	Section 3.23
HSR Clearance	Section 6.1(c)
Indemnified Person	Section 5.8(g)
Key Customers	Section 3.21
Key Healthcare Customers	Section 3.21
Key Pharmacy Customers	Section 3.21
Key Vendor	Section 3.21
Legal Restraint	Section 6.1(b)
Liabilities	Section 3.5(g)
Merger	Section 1.2(a)
Merger Consideration	Section 2.1(a)(ii)
Merger Sub	Preamble
New Plans	Section 5.12(c)
Notes	Section 5.9(c)
Offers to Exchange	Section 5.9(c)
Offers to Purchase	Section 5.9(c)
Open Source Software	Section 3.15(d)(vi)
Outside Date	Section 7.1(b)(i)
Outstanding Company Equity Securities	Section 3.2(b)
Parent	Preamble
Parent Qualified Plan	Section 5.12(f)
Parent Refinancing	Section 5.9(a)
Parent Related Parties	Section 7.3(b)(ii)
Parties	Preamble
Paying Agent	Section 2.4(a)
Payment Fund	Section 2.4(b)
Payoff Amount	Section 5.9(e)
Pre-Signing Company Reports	Article III
Proxy Statement	Section 5.3(a)
Proxy Statement Clearance Time	Section 5.3(b)
Purchaser Welfare Company Benefit Plans	Section 5.12(c)
Regulatory Concessions	Section 5.7(b)
Representative Breach	Section 5.4(g)

Required Consents	Section 6.1(c)
Required Filings	Section 6.1(c)
Required Information	Section 5.9(a)
Section 262	Section 2.3
Specified Filings and Specified Consents	Section 3.4(b)(iv)
Stock Award Reference Date	Section 5.14
Subsequently Converted Share	Section 2.3
Superior Acquisition Proposal	Section 5.4(i)(iv)
Surviving Corporation	Section 1.2(a)
Tail Fee	Section 7.3(a)(ii)
Takeover Laws	Section 3.3(b)
Termination Fee	Section 7.3(a)(i)
Third Party	Section 5.7(a)

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement all as of the date first written above.

CENTENE CORPORATION

By:	/s/ Michael Neidorff
	Name:	Michael Neidorff
	Title:	Chairman, President and Chief Executive Officer

MAYFLOWER MERGER SUB, INC.

By:	/s/ Jeffrey Schwaneke
	Name:	Jeffrey Schwaneke
	Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement all as of the date first written above.

MAGELLAN HEALTH, INC.

By:	/s/ David Bourdon
	Name:	David Bourdon
	Title:	Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]